UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________

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________________________________________________
SUNRUN INC.
(Name of Registrant as Specified In Its Charter)
________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunrun Inc. — 2026 Proxy Statement	I

Our Mission, Vision and Values

Mission

Connect people to the cleanest energy on earth.

Vision

Life runs on clean energy.

Values

We love people.

We love to create.

We love to run.

Sunrun Inc. — 2026 Proxy Statement	II

Dear Fellow Stockholders,
I am pleased to invite you to attend the 2026 annual meeting of stockholders (the “Annual Meeting”) of Sunrun Inc. (the “Company” or “Sunrun”), a Delaware corporation, which will be held exclusively online via a live, audio-only webcast on Thursday, May 28, 2026 at 8:30 a.m. Pacific Time.
Reflecting on Sunrun’s journey with my fellow stockholders over the past year, two clear priorities stand out: delivering on our margin-focused strategy to drive meaningful Cash Generation, and engaging in deeper, more open conversations with all of you.
Our discussions with stockholders over the course of 2025 have been productive and wide-ranging, and I have truly valued hearing varied perspectives on our financial and operational milestones, strategic vision, and our approach to executive compensation. We have made substantial strides in empowering Americans with greater energy independence, all while delivering a strong customer experience, record margins, Cash Generation, and an improved balance sheet through debt reduction. While 2025 was a volatile year across the solar industry, Sunrun further distinguished our position through continued product innovation and disciplined financial execution. We navigated a dynamic operational environment and shifting policy landscape effectively, proving that our storage-first approach drives value and delivering our first full year of positive Cash Generation.
Key financial and operational results for 20251:
•1,100,000+ Customers as of December 31, 2025, representing 11% year-over-year growth.
•$21.1 billion in Gross Earning Assets as of December 31, 2025, an increase of $3.3 billion from the prior year.
•$8.5 billion in Net Earning Assets as of December 31, 2025, an increase of $1.8 billion from the prior year.
•Approximately 117,000 Customer Additions in 2025, including over 81,000 installations including storage. Customer Additions with storage grew 24% year-over-year.
We deeply value your insights as stockholders, which shape our Board of Directors’ (the “Board”) decisions, particularly related to our compensation philosophy and corporate governance practices. We are pleased that stockholders have largely supported the significant actions we have taken in recent years to strengthen our executive compensation program and further align management’s interests with your own. Among many measures, this includes declassifying the Board, increasing the mix of performance equity, and further enhancing performance-based compensation metrics to incentivize value creation, Cash Generation and stock price appreciation. Based on stockholder feedback, we implemented further measures aimed at reflecting compensation governance best practices and better managing our dilution. The following summarizes the key feedback received and the actions we took in 2025 and 2026 in response.
1See Appendix for definitions of defined terms.

Sunrun Inc. — 2026 Proxy Statement	III

What We Heard	What We Implemented
Move to a performance period of three years for performance-based stock unit (“PSU”) awards	Implemented in 2025
Aim to limit the burn rate to mid-single digit percentage or lower on an annual basis	Implemented in 2025
Removal of evergreen feature in our amended and restated equity incentive plan	Implemented in 2025
Prohibit option repricing without stockholder approval	Implemented in 2025
Eliminate liberal share counting or recycling	Implemented in 2025
Restrict payout on PSUs with a relative total shareholder return (“TSR”) metric to a maximum of target (100%) if absolute TSR is negative	Implemented in 2026
Enhance disclosure regarding the payouts of our PSU awards	Implemented in 2026
Move to a higher percentile rank measurement at target for PSU awards	Implemented in 2026
These are just a few of the key changes we made in response to stockholder feedback, and these and others are described further throughout this proxy statement.
Your opinions matter to us, and we value your vote as stockholders. We appreciate your investment and the trust you have placed in us. Our commitment is to deliver significant value to both our stockholders and customers. As the consumer-driven transition to a resilient, affordable clean energy future gains momentum, Sunrun is honored to lead this transformative shift, and we could not do it without our customers, employees, and stockholders. Your continued support is essential to realizing our shared vision. Thank you for your partnership.
Mary Powell
Chief Executive Officer and Director
April 15, 2026

Sunrun Inc. — 2026 Proxy Statement	IV

Dear Stockholders of Sunrun Inc.,
The Annual Meeting of Sunrun Inc., a Delaware corporation, will be held exclusively online via a live audio-only webcast on Thursday, May 28, 2026 at 8:30 a.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement.

Items of Business		Board Recommendations
Proposal #1	To elect nine directors to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified	For
Proposal #2	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement (“say-on-pay”).	For
Proposal #3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026.	For
    The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/RUN2026, you will be able to attend the Annual Meeting via a live, audio-only webcast. You will be able to vote your shares and submit questions during the Annual Meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at 8:15 a.m. Pacific Time, and we encourage you to allow ample time for the online check-in procedures. Our Board of Directors has fixed the close of business on April 2, 2026 as the record date for the Annual Meeting.
Only stockholders of record on April 2, 2026 are entitled to notice of, and to vote at, the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. On or about April 15, 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail.
The accompanying proxy statement and our annual report can be accessed directly at the following internet address: www.proxyvote.com. All you have to do is enter the control number located on your Notice or proxy card. In addition to the matters described above, the agenda may also include such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the internet, telephone, or mail.
By order of the Board of Directors,
Jeanna Steele
Chief Legal Officer and Chief People Officer
April 15, 2026

Sunrun Inc. — 2026 Proxy Statement	V

Sunrun Inc. — 2026 Proxy Statement	VI

2025 Financial and Business Highlights
Sunrun empowers customers nationwide with greater energy control, security, and independence. Through innovative energy offerings, we help American families protect themselves from rising utility costs and an increasingly unreliable power grid. We pioneered the residential solar service model, creating an affordable solution for homeowners seeking to lower their energy bills and take greater control over their home energy future. Since our founding, we have significantly expanded our operations and now have over 1,100,000 customers.

Sunrun Inc. — 2026 Proxy Statement	VII

Key financial and operational results* in 2025

1,100,000+ Customers
representing 11% year-over-year growth and 8.4 gigawatts of Networked Solar Energy Capacity

117,000 Customer Additions
in 2025, with over 81,000 installations with storage and 35,000 without storage during 2025. Customer Additions with storage grew 24% year-over-year, with 70% of Customer Additions during 2025 selecting storage.

237,000+ Solar And Storage Energy Systems
installed since inception, representing over 4.0 gigawatt hours of Networked Storage Capacity.

*See appendix for definitions of defined terms

Stockholder Engagement & Responsiveness

Our Engagement Process
We have a history of actively engaging with our stockholders, and continue to approach stockholder engagement as an integrated, year-round process that includes proactive outreach as well as responsiveness to stockholder concerns and feedback. In addition to our annual meeting of stockholders, we regularly provide stockholders with opportunities to provide feedback to our executive and management teams on our company performance and strategy as well as our corporate governance, compensation and sustainability practices.
Stockholder engagement is led by our Investor Relations team who conducts targeted outreach to current and prospective stockholders and facilitates open lines of communication for inquiries. Our Investor Relations team regularly meets with investors and prospective investors. Meetings may include participation from our Co-Executive Chairs, Chief Executive Officer, Chief Financial Officer, Investor Relations Officer, Chief Legal & People Officer, our Lead Independent Director, or other business leaders. We routinely communicate topics discussed with stockholders and their feedback to senior management and the Board for consideration in their decision-making.

Sunrun Inc. — 2026 Proxy Statement	1

Who We Engaged with in 2025
In 2025, our Investor Relations team and members of our executive and management team, and our lead independent director, as applicable, engaged with approximately 350 investors and approximately 200 investment firms totaling over 800 interactions and over 300 meetings, including in discussions with 72% of our top 50 stockholders, representing 75% of our total shares outstanding. In addition, our Investor Relations team offered meetings to all of our top 50 stockholders ahead of the 2025 annual meeting of stockholders. During these meetings, we facilitated a venue for robust discussion and for investors to provide feedback to the Company on various topics, including:
•Company performance across key operational metrics;
•executive and Board compensation, including the results of the annual advisory “say-on-pay” vote;
•policy and regulatory developments, including the budget bill and impact of tariffs;
•response to higher interest rates;
•corporate governance matters, including the declassification of our Board and removal of supermajority voting in our Amended and Restated Certificate of Incorporation (the “Restated Certificate”);
•the voting results for Board elections;
•sustainability and responsible business practices; and
•human capital management.
Our Investor Relations Officer and other members of our executive team also regularly met with, and helped facilitate, the equity research coverage from more than 57 individuals representing 23 brokerage firms who regularly publish equity research on Sunrun and the industry. We believe that being accessible to help facilitate coverage by independent equity research groups, including the 23 brokerage firms covering Sunrun, is helpful to the stockholders we regularly meet, stockholders we might not be able to facilitate direct conversations with given time and logistical constraints, as well as potential stockholders. In total, during 2025 we participated in 24 investor events, in addition to arranging meetings and facilitating conversations with investors outside of these events.

Sunrun Inc. — 2026 Proxy Statement	2

Sunrun 2025 Events

Q1 2025

- Earnings Conference Call with Analysts and Investors
- Susquehanna Investor Conference (virtual)
- Morgan Stanley Energy & Power Conference in New York
- Jefferies Power, Utilities & Clean Energy Conference in New York
- ROTH Investor Conference in California
- Piper Sandler Energy Conference in Las Vegas

Q2 2025

- Earnings Conference Call with Analysts and Investors
- Investor Meetings in Chicago
- Deutsche Bank Solar & Clean Tech Conference (virtual)
- RBC Global Energy & Power Infrastructure Conference in New York
- 2025 Annual Meeting of Shareholders
- Roth Investor Conference in London

Q3 2025

- Earnings Conference Call with Analysts and Investors
- Oppenheimer Technology, Internet & Communications Conference
- Barclays Energy & Power Conference in New York
- Group meetings with investors at RE+ with ROTH, Mizuho, Goldman Sachs, Jefferies, JP Morgan, RBC, TD Cowen, Guggenheim, Baird, Morningstar
- Roth Solar & Storage Symposium at RE+ in Las Vegas
- Investor meetings in New York

Q4 2025

- Earnings Conference Call with Analysts and Investors
- Wolfe Utilities, Midstream & Clean Energy Conference in New York
- Baird Industrial Conference in New York
- UBS Technology & AI Conference in Arizona
- Jefferies Renewables & Clean Energy Conference in New York
- Wells Fargo Clean Energy Symposium in New York

Stockholder Responsiveness
Following the 2025 annual meeting, we engaged with stockholders to better understand their perspectives on our executive compensation program and they were largely supportive of the changes that we made to our 2024 executive compensation program as well as the changes that we committed to make to our 2025 executive compensation program, which included moving to a full three year performance period for all PSU awards to continue to emphasize long-term value creation. In addition, in 2025, we implemented a circuit breaker for our NEOs pursuant to which a bonus payout related to the Adjusted NSV performance metric will only be made when a minimum Cash Generation threshold is achieved to, among other things, promote accountability and strengthen alignment with investor objectives.
However, certain stockholders did express the following concerns with our executive compensation program, which we addressed as follows:
•In response to stockholder feedback that our PSU awards with relative TSR targets rewarded median performance and did not include a vesting cap for negative absolute TSR, beginning with our 2026 executive compensation program, we
◦(1) raised the percentile rank required for target payout on PSU awards, and
◦(2) capped PSU awards with a relative TSR metric to a maximum payout of target (100%) if absolute TSR is negative.
•In response to feedback from our stockholders regarding dilution from our equity compensation program, we remain committed to continue aiming to limit our burn rate to a mid-single digit percentage or lower on an annual basis.

Sunrun Inc. — 2026 Proxy Statement	3

In addition, to promote greater transparency regarding compensation payouts, we enhanced our disclosures regarding the PSUs that were earned following the completion of fiscal year 2025. We also increased the ratio of performance-based equity compensation in furtherance of our “pay-for-performance” philosophy beginning with our 2026 annual equity grants. For our CEO, PSUs represent 60% of the target value of her total annual equity compensation for 2026, and for all other NEOs, PSUs represent at least 55% of the target value of their total annual equity compensation.
Please see our Compensation Discussion and Analysis for more information.

Proposal #1: Election of Directors

In accordance with the Restated Certificate, at the Annual Meeting, nine directors will be elected to our Board. Our Board, based on the recommendation of the Nominating, Governance, and Sustainability Committee, proposed that the following nine nominees be elected at the Annual Meeting, each of whom will hold office until the next Annual Meeting and until his or her successor shall have been elected and qualified or until his or her earlier resignation, death or removal:

Lynn Jurich	Mary Powell
Alan Ferber	Katherine August-deWilde
John Trinta	Sonita Lontoh
Leslie Dach	Craig Cornelius
Edward Fenster
All of our directors have one-year terms and stand for election annually. Each nominee, other than Mr. Cornelius is currently a director of Sunrun previously elected by our stockholders. In November 2025, Mr. Cornelius was appointed to the Board because of his extensive operational and financial experience and deep knowledge of the energy industry. The process by which Mr. Cornelius was selected as director candidate involved an independent search firm engaged by the Nominating, Governance, and Sustainability Committee to help identify director prospects. Biographical and related information on each nominee is set forth below.
Each of the director nominees has consented to serving as a nominee, and serving on the Board if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier resignation, death, or removal.
Recommendation of the Board

Directors, Executive Officers, & Corporate Governance

Our business affairs are managed under the direction of our Board, which is currently composed of nine members. Each of our director candidates possesses many skills and qualifications that enable them to effectively and productively contribute to the Board’s oversight of Sunrun, and key aspects of their skills, qualifications, expertise, and background are discussed below in each biography and under “Board Composition, Skills, Attributes, and Experience.”
This section describes the business experience of our directors as of April 15, 2026.

Sunrun Inc. — 2026 Proxy Statement	4

Board Composition, Skills, Attributes, and Experience
Our Board's composition, skills, attributes, and experience are critical in maintaining effective corporate governance and providing highly effective, well-rounded leadership.
The skills, attributes, and experience matrix below summarizes some of the key qualifications, experiences, attributes, and skills that each of our directors brings to the Board to enable effective oversight and performance. This matrix is intended to provide a summary of each of their qualifications and is not a complete list of each director's strengths or contributions or strengths to the Board. Additional details on the qualifications, experiences, attributes, and skills of each member of our Board are set forth in their biographies below.
The following table sets forth the names, ages as of April 15, 2026, and certain other information for each of the director nominees:

	Age	Position	Director Since	Committee Membership
Lynn Jurich	46	Co-Executive Chair and Director	2007
Alan Ferber	58	Lead Independent Director	2018	NGSC; Compensation Committee
John Trinta	68	Director	2024	Audit Committee
Leslie Dach	71	Director	2016	NGSC; Audit Committee
Edward Fenster	49	Co-Executive Chair and Director	2007
Mary Powell	65	Chief Executive Officer and Director	2018
Katherine August De-Wilde	78	Director	2016	NGSC; Compensation Committee
Sonita Lontoh	50	Director	2021	Compensation Committee; Audit Committee
Craig Cornelius	46	Director	2025	NGSC; Audit Committee

Sunrun Inc. — 2026 Proxy Statement	5

Directors

Lynn Jurich Co-Executive Chair & Director
Ms. Jurich, Co-Executive Chair of Sunrun, is one of our co-founders and has served as a member of our Board since the company’s inception (2007). Before transitioning to her current role of Co-Executive Chair in August 2021, Ms. Jurich served as Sunrun’s Chief Executive Officer for seven years. Ms. Jurich served as our Co-Chief Executive Officer from October 2012 to March 2014, our President from January 2009 to October 2012, and our Executive Vice President of Sales and Marketing from 2007 to January 2009. In September 2023, Ms. Jurich became the co-founder of FLI MD and the Female Longevity Institute, a women’s health program designed to boost vitality and empower women to bring their full strength to the world. From July 2002 to July 2005, Ms. Jurich served as an associate at Summit Partners, a private equity firm. Ms. Jurich holds a B.S. in Science, Technology, and Society from Stanford University and an M.B.A. from the Stanford Graduate School of Business.
Ms. Jurich was selected to serve on our Board because of the perspective and extensive experience she brings as one of our co-founders and as one of our largest stockholders.
Age: 46

Sunrun Inc. — 2026 Proxy Statement	6

Alan Ferber Lead Independent Director
Mr. Ferber has served as a member of our Board since February 2018 and as Lead Independent Director since 2024. In January 2023, Mr. Ferber became an advisor to General Atlantic, a leading global growth investing firm. Previously, he served as the Chief Executive Officer of Jackson Hewitt Tax Services, a provider of tax preparation services, from January 2017 until July 2020 and continues to serve as a member of its board of directors. Prior to joining Jackson Hewitt, Mr. Ferber was President-Residential at ADT Inc. (“ADT”), the largest home security company, from 2013 until 2016. He also previously held the role of Senior Vice President and Chief Customer Officer for ADT. Since August 2023, Mr. Ferber has also served on the Board of Flint Group, a home services company. His other experience includes holding several executive leadership positions at US Cellular (now Array Digital Infrastructure), a telecommunications company, from 2001 until 2012 including serving as Executive Vice President and Chief Operating Officer, Chief Marketing Officer, Chief Strategy and Brand Officer. Mr. Ferber received a B.A. in economics from the University of Michigan, and an M.B.A. with a concentration in finance and marketing from Northwestern University’s Kellogg Graduate School of Management. Mr. Ferber has received a Compensation Committee corporate governance certification from Harvard Business School.
Mr. Ferber was selected to serve on our Board because of his extensive operations knowledge and business experience, as well as his broad knowledge of consumer-facing industries.
Age: 58
Committee Membership: Nominating, Governance, and Sustainability Committee, Compensation Committee

John Trinta Director
Mr. Trinta has served as a member of our Board since October 2024. Mr. Trinta was with Deloitte for 39 years including from March 1999 to May 2020. Mr. Trinta held several executive positions at Deloitte including as the CEO of Deloitte Financial Advisory Services, Deputy CEO of Advisory Services, Partner in Charge of North America Financial Advisory Services, Deputy National Managing Partner in Charge of Tax Services. He also served on Deloitte’s US board of directors from 2003 to 2005. During his time at Deloitte, Mr. Trinta spearheaded Deloitte’s merger of Financial Advisory and Risk practices and co-lead Deloitte’s purchase and integration of various tax and advisory businesses. He holds a B.S. in Business Administration with a concentration in accounting from California State University Chico, and a M.S. in Taxation from Golden Gate University. Mr. Trinta was a CPA in various states and also serves on private company boards.
Mr. Trinta was selected to serve on our Board because of his deep expertise in finance, accounting, risk and tax, along with his strong leadership and operational experience.
Age: 68
Committee Membership: Audit Committee

Sunrun Inc. — 2026 Proxy Statement	7

Leslie Dach Director
Mr. Dach has served as a member of our Board since May 2016, and previously from June 2013 to July 2014. Mr. Dach brings more than 25 years of experience running major business and strategic initiatives across the public, private and civil sectors, including leading corporate affairs and sustainability at Walmart Stores Inc. (now Walmart Inc.) from 2006 to 2013. Mr. Dach served as senior counselor to the Secretary of the U.S. Department of Health & Human Services from 2014 to 2016. Prior to that, Mr. Dach served as Executive Vice President of corporate affairs for Walmart and was a member of the company’s executive council and executive finance committee. Mr. Dach has served on numerous boards including the Environmental Defense Fund, World Resources Institute, United Negro College Fund, the Yale University Council and the National Audubon Society. Mr. Dach holds a B.S. in Biology from Yale University and an M.P.A. from Harvard University.
Mr. Dach was selected to serve on our Board because of his extensive business experience in both the public and private sector and his prior experience with the Company.
Age: 71
Committee Membership: Nominating, Governance, and Sustainability Committee, Audit Committee

Edward Fenster Co-Executive Chair & Director
Mr. Fenster, Co-Executive Chair of Sunrun, is one of our co-founders and has served as a member of our Board since the Company’s inception (2007). Mr. Fenster was appointed Executive Chairman in March 2014 and previously served as our Chief Executive Officer from June 2008 to October 2012, and as our Co-Chief Executive Officer from October 2012 to March 2014. From May 2003 to June 2005, Mr. Fenster served as Director of Corporate Development at Asurion, LLC, provider of device insurance, warranty and support services for cell phones, consumer electronics and home appliances. From July 1999 to May 2003, Mr. Fenster worked at The Blackstone Group, a private equity firm. Mr. Fenster holds a B.A. in economics from Johns Hopkins University and an M.B.A. from the Stanford Graduate School of Business.
Mr. Fenster was selected to serve on our Board because of the perspective and extensive experience he brings as one of our co-founders and as one of our largest stockholders.
Age: 49

Sunrun Inc. — 2026 Proxy Statement	8

Mary Powell CEO & Director
Ms. Powell has served as our Chief Executive Officer since August 2021 and as a member of our Board since February 2018. From 2008 to 2019, Ms. Powell served as the President and Chief Executive Officer of Green Mountain Power Corporation (“GMP”), an electric services company that serves 75 percent of the State of Vermont’s residential and business customers. At GMP, Ms. Powell successfully executed strategies to drive increased customer satisfaction and growth, delivered on an ambitious energy vision to provide low-carbon, low-cost and highly reliable power to Vermonters, and positioned the company as a leading energy transformation business. Ms. Powell’s previous roles at GMP include serving as Senior Vice President and Chief Operations Officer from 2001 to 2008, and as Senior Vice President of Customer and Organizational Development from 1999 to 2001. Ms. Powell is nationally recognized for her work disrupting the energy sector and has received numerous industry awards, including being named to the 2024 TIME100 Climate List of Most Influential Leaders In Climate, Forbes’ 50 Sustainability Leaders 2024 list, Utility Dive’s 2019 Utility Executive of the Year, Fast Company’s 100 Most Creative People and Fast 50 Leaders in America lists, and the prestigious Rachel Carson Award for environmental impact. Prior to joining GMP in 1998, Ms. Powell held executive roles within the banking industry, and served in state government. Ms. Powell currently serves on the board of directors of CGI Inc. (TSX: GIB.A, NYSE: GIB), a global IT and business consulting services firm and a member of the Board of Trustees of EDF Action, the advocacy partner of Environmental Defense Fund. From 2019 to 2021, Ms. Powell served on the board of Hawaiian Electric Industries Inc. (NYSE: HE), the largest utility in Hawaii, and from 2019 to 2023, on the board of Energir, one of the largest energy companies in Québec and the northeastern United States. She has also served on the boards of a number of other privately held companies and nonprofits. Ms. Powell also chaired the board of Climate Change Crisis Real Impact | Acquisition Corporation, a former special-purpose acquisition corporation that combined with EVgo Services (Nasdaq: EVGO), and enabled the fast charging network for electric vehicles to become a publicly listed company from 2020 to 2021. Ms. Powell holds an Associate’s degree from Keene State College.
Ms. Powell was selected to serve on our Board because of her extensive experience and deep knowledge of the energy and utility industry.
Age: 65

Katherine August-deWilde Director
Ms. August-deWilde has served as a member of our Board since January 2016. Ms. August-deWilde also serves on the board of directors of Eventbrite Inc., a self-service ticketing and registration company, as well as a number of privately held companies and not-for-profits, including Tipping Point Community and the San Francisco Accelerator Housing Fund. Ms. August-deWilde previously served as a board member until 2023 and executive of First Republic Bank where she was President from 2007 to 2015. She currently serves as the President and CEO of the Partnership for San Francisco, an initiative that brings together private sector expertise and resources to advance the standing of San Francisco as the world’s premier center for innovation. She holds a B.A. from Goucher College and an M.B.A. from Stanford Graduate School of Business.
Ms. August-deWilde was selected to serve on our Board because of her extensive executive and risk management experience, as well as her experience in the consumer-facing financial industry.
Age: 78
Committee Membership: Compensation Committee, Nominating, Governance, and Sustainability Committee

Sunrun Inc. — 2026 Proxy Statement	9

Sonita Lontoh Director
Ms. Lontoh has served as a member of our Board since June 2021. From 2018 to 2022, she served as the Global CMO of Personalization, 3D Printing & Digital Manufacturing at HP Inc., a global technology company. Prior to HP, Ms. Lontoh served as a senior executive at Siemens AG, a global leader in energy automation, smart energy, and digitalization solutions, and at Trilliant, a global provider of energy IoT and smart grid solutions. Earlier in her career, Ms. Lontoh served at PG&E, one of the largest energy providers in the United States. Ms. Lontoh currently serves as an independent director of TrueBlue Inc. (NYSE: TBI), a global workforce solutions company; a partner at Alpha, an AI governance firm; an advisor to Sway Ventures, a venture capital firm and on the advisory boards of the the Kyndryl Institute focusing on AI, cybersecurity and trust, the Jacobs Institute for Design Innovation at the University of California Berkeley, and the Abrams Climate Academy at Northwestern University. Ms. Lontoh serves on the NACD Blue Ribbon Commission on board culture and on the NACD/World Economic Forum/CGI Climate Advisory Council. She is also NACD-Directorship Certified, Digital Directors Network-Cybersecurity Certified, NACD Cyber Risk Oversight-Certified, NACD Climate Governance-Certified and has completed the Stanford Directors College and the Harvard Business School Audit and Compensation Committees courses. Ms. Lontoh was inducted into the Asian Hall of Fame, the Women in Manufacturing Hall of Fame, and was a mentor for the US Department of State's TechWomen program. She has also been named to the Future 50 Board Directors by the Financial Times Agenda, the Top 30 AAPI Board Directors by Board Prospect, Directors to Watch by Directors & Board magazine, and the Most Influential Women in Business by the San Francisco Business Times. Ms. Lontoh earned her B.S. in industrial engineering & operations research from the University of California Berkeley, her master's in engineering in supply chain & logistics from the Massachusetts Institute of Technology (MIT), and her MBA in strategy & marketing from the Northwestern's Kellogg School of Management.
Ms. Lontoh was selected to serve on our Board because of her extensive experience and knowledge of the energy industry, public company governance, AI/technology innovation, data, and customer trust.
Age: 50
Committee Membership: Compensation Committee, Audit Committee

Sunrun Inc. — 2026 Proxy Statement	10

Craig Cornelius Director
Mr. Cornelius has served as a member of our Board since November 2025. Mr. Cornelius has served as President and Chief Executive Officer of Clearway Energy Group LLC (“Clearway”) since September 2018 and as Chief Executive Officer of its public affiliate Clearway Energy, Inc. (“CWEN”), which is publicly traded on the NYSE under the symbols CWEN and NYSE:CWEN.A, since July 2024. His service as Chief Executive Officer of Clearway commenced on the company’s formation through a spin-out of NRG Energy, Inc.’s (“NRG”) clean energy businesses in 2018. Previously, Mr. Cornelius was President of NRG’s renewables division. In this capacity, he oversaw origination, development, engineering and construction, operations and asset management across the company’s businesses in wind and solar power. He joined NRG in 2013 and initially led new business development for renewables, including the establishment of new market segments, project acquisitions, and process improvement initiatives. Before joining NRG, Mr. Cornelius served for five years as a Principal and then a Managing Director in the solar investing practice at Hudson Clean Energy Partners. Previously, he was the Program Manager of the U.S. Department of Energy’s Solar Energy Technologies Program, where he led the creation of the $1.5 billion Solar America Initiative. Mr. Cornelius holds an A.B. from Princeton University in History of Science and an M.A. in Science, Technology, and Public Policy from George Washington University.
Mr. Cornelius was selected to serve on the Board because of his extensive operational and financial experience and deep knowledge of the energy industry.
Age: 46
Committee Membership: Nominating, Governance, and Sustainability Committee, Audit Committee

Executive Officers
The following table identifies certain information about our executive officers as of April 15, 2026. Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Mary Powell(1)	65	Chief Executive Officer and Director
Paul Dickson	40	President and Chief Revenue Officer
Danny Abajian	42	Chief Financial Officer
Jeanna Steele	51	Chief Legal Officer and Chief People Officer
(1) See “Directors” above for the biography of Ms. Powell.

Sunrun Inc. — 2026 Proxy Statement	11

Mr. Dickson has served as our President since April 2024 and our Chief Revenue Officer since January 2022. Prior to that, he served as our Senior Vice President since October 2020. Mr. Dickson served as Chief Revenue Officer at Vivint Solar, Inc. from September 2016 until he joined us in October 2020 via our acquisition of Vivint Solar, Inc. Prior to his role as Chief Revenue Officer, he served as Vivint Solar, Inc.’s Senior Vice President of Operations from November 2013 to September 2016, and as Vivint Solar, Inc.’s Vice President of Finance and Capital Markets from May 2011 to November 2013. Prior to joining Vivint Solar, Inc.’s founding team, Mr. Dickson served as the Director of Smart Grid and Energy Management for Vivint, Inc. from December 2010 to May 2011. From May 2007 to December 2010, Mr. Dickson co-founded and served as the President and Chief Executive Officer of Meter Solutions Pros, LLC, an energy management and smart-grid business acquired by Vivint, Inc. Mr. Dickson holds a B.A. in communications from Brigham Young University.
Age: 40

Paul Dickson
President and Chief Revenue Officer

Mr. Abajian has served as our Chief Financial Officer since May 2022. Prior to becoming our Chief Financial Officer, Mr. Abajian served in many leadership roles within our Project Finance organization, including Senior Vice President from April 2020 to June 2022, Vice President from February 2016 to April 2020, Senior Director from August 2013 to February 2016, and Director from July 2010 to August 2013. From July 2005 to July 2010, Mr. Abajian was an investment banker, having served as an associate at Barclays Capital and an analyst and associate at BNP Paribas. Mr. Abajian holds a B.S. in finance and international business from the New York University Stern School of Business.
Age: 42

Danny Abajian
Chief Financial Officer

Ms. Steele has served as our Chief Legal Officer since May 2018 and as our Chief Legal and People Officer since December 2021. In this role, she oversees the company’s legal affairs, people strategy, organizational development, health and safety, and responsible business practices, including environmental stewardship, workforce wellbeing, and governance. From March 2015 to May 2018, Ms. Steele held several leadership roles within the Company, including Head of Litigation. Prior to joining Sunrun, she practiced law at Wilson Sonsini Goodrich & Rosati. Ms. Steele serves on the board of directors of the Giffords Law Center to Prevent Gun Violence. She holds a B.A. in English from McGill University and a J.D. from the University of San Francisco School of Law.
Age: 51

Jeanna Steele
Chief Legal Officer & Chief People Officer

Corporate Governance Highlights
The Board is committed to governance practices that promote long-term stockholder value and strengthen Board and management accountability to our stockholders, customers and other stakeholders. The following table highlights many of our key governance practices.

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Governance Structure

Full Board

•Has primary responsibility for risk oversight, including setting our overall strategic direction, financial outlook, and long-term goals
•Provides oversight of management's performance and decision-making
•Assesses and manages risks facing the Company, including financial, operational, and reputational risks
•Fosters a culture of transparency, accountability, integrity, and ethical behavior throughout the organization
•Monitors and evaluates our performance against key performance indicators and benchmarks
•Provides guidance and advice to management on significant strategic and operational issues
•Establishes and maintains effective corporate governance practices, including the composition and function of board committees

Audit Committee	Compensation Committee	Nominating, Governance and Sustainability Committee

•Responsible for overall risk assessment and management
•Reviews financial exposures, statements, internal controls, systems and reporting
•Selects and oversees the external auditors, ensuring their independence and objectivity
•Reviews the effectiveness of our compliance programs and handling of ethical concerns, including FCPA/anti-bribery and our whistleblower program
•Along with the full Board, oversees our cybersecurity risk management and assesses our cybersecurity and artificial intelligence policies and procedures
•Oversees the internal audit function, reviews internal audit plans and resources, and ensures the function’s effectiveness and adequacy

•Develops and reviews executive compensation strategy
•Designs and approves executive compensation plans and policies
•Sets performance metrics and targets for executive pay
•Evaluates and mitigating risks associated with compensation programs
•Ensures pay equity and fairness

•Oversees Board succession planning, including identifying, nominating, and overseeing the recruitment and screening process of qualified candidates for the Board
•Conducts regular assessments of the Board's performance, including individual director evaluations
•Reviews and updates our corporate governance practices to ensure compliance with regulations and best practices
•Integrates sustainability and impact considerations into Board decision-making and oversight processes
•Providing guidance and advice to management on significant strategic, governance, and sustainability related issues
•Oversees CEO succession planning

Director Independence
Our common stock is listed on The Nasdaq Stock Market (“Nasdaq”), and under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors, as affirmatively determined by such company’s board. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, governance, and sustainability committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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Members of the audit committee of our Board (“Audit Committee”) must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Nasdaq listing standards. Members of the compensation committee of our Board (“Compensation Committee”) must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.
Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Mr. Ferber, Ms. August-deWilde, Mr. Dach, Ms. Lontoh, Mr. Cornelius and Mr. Trinta do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq listing standards. In addition, our Board determined that Manjula Talreja, who served on the Board until April 4, 2025, was “independent” during the period she served as a director. In assessing each director's independence, the Board considered the director's employment relationships with the Company and its affiliates, compensation arrangements, family relationships with the Company's executive officers and employees, commercial relationships through entities with which the director or family members are affiliated, service on compensation committees of entities where the Company's executive officers serve, relationships with the Company's independent auditor, personal and professional relationships with other directors and executive officers, and any other transactions, relationships, or arrangements that could impair the director's ability to exercise independent judgment.
Board Leadership Structure and Lead Independent Director
The Company's Corporate Governance Guidelines mandate the appointment of a Lead Independent Director in the absence of an independent chairperson. Currently, Mr. Fenster and Ms. Jurich serve as Co-Executive Chairs and directors, while Mr. Ferber fulfills the role of Lead Independent Director. The Board of Directors believes that there is a substantial value derived from Mr. Fenster's and Ms. Jurich's extensive experience as founders and executives of the Company and that their in-depth understanding of the Company's operational landscape, industry dynamics, and strategic challenges is necessary to ensure effective Board oversight. The Board believes that the current leadership structure facilitates focused management execution while ensuring robust independent oversight with Mr. Ferber providing an effective counter balance to our Co-Executive Chairs.
Role of the Lead Independent Director
Mr. Ferber, as Lead Independent Director, is responsible for fostering strong independent Board leadership and governance. This encompasses facilitating active director participation, reviewing and contributing to meeting agendas, advising committee chairs as needed, and serving as a primary point of contact for major stockholders and stakeholders upon request. Mr. Ferber also presides over regular Board meetings in the absence of the Co-Executive Chairs, ensuring continuity of governance, and leads executive sessions of independent directors. He acts as a crucial communication conduit, providing feedback from executive sessions and maintaining ongoing dialogue with directors on key issues, and represents the independent director perspective to balance power dynamics and ensure independent viewpoints are integrated into governance and decision-making.
Role of the Co-Executive Chairs
Mr. Fenster and Ms. Jurich, as Co-Executive Chairs, serve as the primary leaders of regular Board meetings and act as a key interface between management and the Board. Their responsibilities include providing essential review and support to the CEO and management team, facilitating productive dialogue between independent directors and management, participating in the annual performance evaluation of the CEO, ensuring effective governance, and maintaining open communication channels across leadership structures to align Board objectives with executive implementation.
Role of the Chief Executive Officer
The Chief Executive Officer, who also serves as a director, is responsible for establishing the Company's strategic direction and driving value creation. This involves setting meaningful and measurable operational and financial goals, building and guiding a high-performing leadership team, establishing a strong performance management culture, providing regular operational status updates to the Board, serving as a strong advocate for the Company's culture, both internally and externally, reviewing organizational structure and development needs, and anticipating and mitigating potential risks, ensuring their identification, minimization, and proper management.

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Board Committees
The Board has established three standing committees, comprised entirely of independent directors. These committees are delegated substantial responsibility and report their activities and actions to the full Board. The Board believes that these independent committees are essential to its effective leadership structure.
Board Meetings and Committees
During our fiscal year ended December 31, 2025, our Board held nine meetings (including regularly scheduled and special meetings). During fiscal year 2025, each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served as a member.
Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we strongly encourage our directors to attend. All then-serving members of our Board attended our 2025 annual meeting of stockholders.
Our Board has established an Audit Committee, a Compensation Committee, and a Nominating, Governance, and Sustainability Committee. The composition and responsibilities of each of these three committees is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board. A copy of the charter of each of these committees is available on our investors relations website at https://investors.sunrun.com on the “Governance Documents” page under the “Leadership & Governance” section.
Our Audit Committee currently consists of Messrs. Trinta, Cornelius, Dach and Ms. Lontoh, with Mr. Trinta serving as the chair. Each member of our Audit Committee meets the requirements for independence and financial literacy for Audit Committee members under the Nasdaq listing standards and SEC rules and regulations. In addition, our Board has determined that Mr. Trinta is an Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Exchange Act. Our Audit Committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•evaluating the performance of our internal audit function, including reviewing internal audit plans and resources and periodically meeting with the internal audit function leader to review the adequacy and effectiveness of the Company's internal controls;
•reviewing our policies on risk assessment and risk management pertaining to the financial, accounting, tax, cybersecurity, artificial intelligence, and information technology matters of the Company;
•reviewing and discussing with management, and assisting the Board in the oversight and assessment of, the risks from material cybersecurity threats and significant concerns related to security and privacy;
•reviewing and overseeing related party transactions and developing policies and procedures for the Audit Committee’s review, approval and/or ratification of such transactions; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
During our fiscal year ended December 31, 2025, our Audit Committee held five meetings.

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Our Compensation Committee currently consists of Mses. August-deWilde, Lontoh and Mr. Ferber, with Ms. August-deWilde serving as the chair.
Each member of our Compensation Committee meets the requirements for independence for Compensation Committee members under the Nasdaq listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:
•reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers;
•administering our equity compensation plans;
•reviewing, approving and making recommendations to our Board regarding incentive compensation and equity compensation plans;
•evaluating director compensation and making recommendations to our Board regarding the compensation of our directors; and
•establishing and reviewing general policies relating to compensation and benefits of our employees.
During our fiscal year ended December 31, 2025, our Compensation Committee held four meetings.
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, Mses. August-deWilde and Lontoh and Mr. Ferber served as members of our Compensation Committee. None of the members of our Compensation Committee was an officer or employee of the Company at the time of his or her service on the Compensation Committee or prior to such service. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee. Further, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
Our Nominating, Governance, and Sustainability Committee consists of Ms. August-deWilde and Messrs. Ferber, Cornelius and Dach, with Mr. Dach serving as the chair.
Each member of our Nominating, Governance, and Sustainability Committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our Nominating, Governance, and Sustainability Committee is responsible for, among other things:
•identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;
•evaluating the performance of our Board and of our individual directors;
•considering and making recommendations to our Board regarding the composition of our Board and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;

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•developing and making recommendations to our Board regarding corporate governance guidelines and matters; and
•reviewing our strategies, policies and communications regarding sustainability and responsible business practices including updates received from the Company’s management committee responsible for such matters.
During our fiscal year ended December 31, 2025, our Nominating, Governance, and Sustainability Committee held four meetings.
Considerations in Evaluating Director Nominees

Our Nominating, Governance, and Sustainability Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating, Governance, and Sustainability Committee will consider the following, without limitation:
•the current size and composition of our Board;
•the needs of our Board and the respective committees of our Board;
•issues of character, integrity, and judgment;
•ability to serve as an independent director;
•areas of expertise;
•relevant corporate experience;
•length of board service and prior private and/or public company board experience;
•potential conflicts of interest; and
•and other commitments.
Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating, Governance, and Sustainability Committee to perform all Board and applicable committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating, Governance, and Sustainability Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our Board of Directors recognizes the value of having a broad range of perspectives, experiences and skills within its composition. The Nominating, Governance, and Sustainability Committee is committed to ensuring the representation of a variety and range of perspectives on our Board and in its director nomination process, considers a broad range of factors to ensure a well-rounded and effective Board.
Director Continuing Education
We provide our members of the Board with continuing education opportunities and presentations developed by both internal and external expert speakers. These opportunities are designed to enhance and expand on the key skills and experiences applicable to serving on public company boards of directors, educate directors about the landscape, relevant issues, and ongoing developments relevant to our industry and keep them apprised of evolving and dynamic topics relevant to their service on our Board, such as cybersecurity, governance trends, artificial intelligence trends, sustainability trends, and updates to applicable regulations and policies. In addition, the Board and its committees engage in deep-dive sessions and/or table-top exercises on various topics presented by management, our external advisors and applicable third-party experts and consultants.

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Evaluations of the Board of Directors
Pursuant to our Corporate Governance Guidelines, our Board, the committees of our Board, and each individual director conducts an annual self-assessment of their performance. This process is overseen by the Nominating, Governance, and Sustainability Committee.
The self-evaluation process involves the following:
•Each director completes a written self-assessment consisting of individual performance questions as a member of the Board and the committees of our Board, and the Board as a whole, and provides feedback on such matters.
•The completed written self-assessments are reviewed by the chair of the Nominating, Governance, and Sustainability Committee.
•Upon completion of the Nominating, Governance, and Sustainability Committee chair's review of the written self-assessments, the chair meets with each director individually as needed to discuss their self-assessment and other feedback, including but not limited to, the Board and its committees effectiveness and composition, organization of meetings, materials and communications, adequacy of internal and external support to the Board and its committees, and any other observations arising from the self-assessment process.
•The results of these self-evaluations and any related recommendations are summarized by the Nominating, Governance, and Sustainability Committee chair.
•The Board reviews and discusses the findings and recommendations resulting from the process.
•Valuable and meaningful feedback is generated as a result of the self-assessment process and it is thoughtfully considered and incorporated by the Company with follow-up items addressed at subsequent Board and/or committee meetings and, as appropriate, Board and/or committee action is taken to address any issues or concerns.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating, Governance, and Sustainability Committee will consider candidates for director recommended by stockholders holding at least one percent of the fully diluted capitalization of the Company continuously for at least twelve months prior to the date of the submission of the recommendation, so long as such recommendations comply with the requirements set forth below and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating, Governance, and Sustainability Committee will evaluate such recommendations in accordance with our policies and procedures for director candidates, as well as the regular director nominee criteria described above.
This process is designed to ensure that our Board includes members with a broad range of backgrounds, skills and experience, including financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Chief Legal Officer or our Legal Department in writing. Such nominations must include (i) the same information about the candidate that must be provided by a stockholder who wishes to make a stockholder nomination for election to the Board, pursuant to the advance notice provisions of our amended and restated Bylaws (“Restated Bylaws”), (ii) a statement of support by the recommending stockholder, (iii) evidence of the recommending stockholder’s ownership of our common stock, and (iv) a signed letter from the candidate confirming willingness to serve on our Board.
Any nomination should be sent in writing to our Corporate Secretary at Sunrun Inc., 600 California Street, Suite 1800, San Francisco, CA 94108. To be timely for our 2027 annual meeting of stockholders, our Corporate Secretary must receive the nomination no earlier than January 30, 2027 and no later than March 1, 2027. Our Nominating, Governance, and Sustainability Committee has discretion to decide which individuals to recommend for nomination as directors.
Information regarding the requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to the Board for next year’s annual meeting pursuant to the advance notice provisions of our Restated Bylaws is described in this proxy statement under “Questions and Answers Regarding the 2027 Annual Meeting of Stockholders.”
Communications with the Board of Directors
Stockholders and interested parties wishing to communicate with our Board, including individual members of our Board may do so by writing to our Board or to the particular members of our Board, and mailing the correspondence to our

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Chief Legal Officer at Sunrun Inc., 600 California Street, Suite 1800, San Francisco, CA 94108. Our Chief Legal Officer, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the chairs of our Board.
Sustainability and Impact
At Sunrun, sustainability is deeply integrated into our business model and culture. We embed responsible practices throughout our operations and transparently report our progress annually in our Sunrun Impact Report. Our commitment to responsible business is overseen by a senior executive committee and the Nominating, Governance, and Sustainability Committee of our Board.
Corporate Governance
Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executives and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website available at https://investors.sunrun.com on the “Governance Documents” page under the “Leadership & Governance” section. We will post any amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same webpage.
Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for our fiscal year ended December 31, 2025.
From time to time, we may also engage in transactions in our own securities. We have procedures in place designed to ensure our compliance with applicable laws and regulations relating to insider trading in connection with any such transactions.
Hedging and Pledging Prohibition
Our insider trading policy prohibits our executive officers, directors, employees and consultants from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.
Risk Management
Risk Oversight by the Board
Risk is inherent within every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, reputational, and cybersecurity and privacy. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole, and assisted by its committees, has responsibility for the oversight of risk management.
Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. At a minimum, our Board meets with our Chief Executive Officer and other members of the management team at quarterly meetings, where they discuss, among other topics, our quarterly enterprise risk assessment and risks facing the Company. Additionally, our full Board reviews strategic and operational risks in the context of reports from the management team, receives reports on significant committee activities and evaluates the risks inherent in significant transactions.

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While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk as outlined in the table below.

Risk Oversight by the Committees of the Board
Audit Committee	Compensation Committee	Nominating, Governance and Sustainability Committee

Responsible for overseeing our internal audit function; financial, operational, legal, and regulatory risks; cybersecurity, data privacy and technology risks; and our risk assessment and risk management policies, including with respect to cybersecurity risk exposures.
Receives reports from management including from our Chief Technology Officer, Chief Accounting Officer, VP of Internal Audit and Chief Legal Officer on such risks at regularly scheduled meetings and as requested by the committee.	Responsible for overseeing risks related to our compensation policies and practices, including as they relate to the workforce generally, risks related to our human capital management function, and risks related to succession planning practices and strategies. Reviews a summary and assessment of compensation risks annually.
Receives reports from management including from our Chief Financial Officer on such risks at regularly scheduled meetings and as requested by the committee.
Responsible for overseeing risks associated with stockholder concerns, board governance and composition, and compliance matters relating to emerging sustainability and responsible business practices trends.
Receives reports from management including from our Chief Legal Officer on such risks at regularly scheduled meetings and as requested by the committee.

Risk Oversight by Management
Sunrun maintains an enterprise risk management (ERM) program, coordinated by internal audit in partnership with the legal team, designed to identify, assess, and monitor the Company's most significant enterprise risks. Our risk framework is structured using the COSO enterprise risk management framework, with risks organized across strategic, operational, financial, and compliance and legal categories, as well as cross-cutting areas that receive dedicated attention, including technology and data risks, cybersecurity, and fraud. As part of the annual ERM process, internal audit and the legal team conduct structured interviews with senior leaders across key functions, including finance, sales, legal, supply chain, operations, and technology, to develop the Company's enterprise risk profile. While internal audit coordinates the program, risk ownership remains with the relevant executive leaders across the business.
The Audit Committee is the primary Board committee overseeing our ERM program and receives enterprise risk reports twice annually. The full Board also receives ERM reports twice annually, and certain risks are elevated directly to the Board based on their strategic significance. In addition to formal ERM reports, our senior management regularly attends meetings of the Board and its committees and provides reports regarding our operations, strategies, objectives, and the risks inherent within them, as well as management action plans to monitor and address risk exposures. Our directors also have direct access to senior management to discuss any matters of interest, including those related to risk.
The Disclosure Committee, which is made up of a cross-functional team of our internal legal and financial reporting teams, regularly reviews Sunrun’s financial and business disclosures, including quarterly and annual reports to ensure, among other things, that Sunrun’s required disclosures regarding its risks are accurate, complete, and timely.
Oversight of Data Privacy and Cybersecurity Risk
Sunrun has implemented a cybersecurity program based on industry-standard frameworks to assess and manage information security and technology risks. The program is led by our Vice President, Information Security, and operates in alignment with our ERM framework, overseen by internal audit and integrated into management and Board-level governance.

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The Board has ultimate oversight of cybersecurity and data privacy risks, primarily through the Audit Committee, which receives quarterly updates from the Information Security team and reports regularly to the full Board on key developments and opportunities for improvement.
Our data security approach involves coordination across all levels of the Company, including executive leadership, management, and employees. Management provides periodic updates to the Audit Committee and at least annually to the full Board. These updates include threat readiness assessments and cybersecurity program scorecards to support effective oversight.
For additional details on our cybersecurity and data privacy risk management, strategy, and governance, see Item 1C (Cybersecurity) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
The Board’s Role in Strategy and Succession Planning
The Board also reviews the Company’s succession planning. In that regard, the Chief Executive Officer provides an annual report to the Board recommending and evaluating potential successors, along with a review of any development plans recommended for such individuals. The Board has also established and approved an Emergency Chief Executive Officer Succession Plan to ensure continuity and minimize disruption to the business in the event of the Chief Executive Officer’s unexpected departure. The Chief Executive Officer provides to the Board, on an ongoing basis, her recommendation as to a successor in the event of an unexpected emergency. The Board also reviews succession planning with respect to the Company’s other key executive officers and ensures that directors have substantial opportunities to engage with successor candidates, including emerging leaders. The Board has access to external consultants, as needed.
The Board’s Role in Oversight of Human Capital and Culture
Our Board and Chief Executive Officer also play a leading role in overseeing our human capital strategy to attract, retain and develop the highest quality workforce. We do this by providing a differentiated company culture and employee experience, including through our compensation and benefits programming; and through the support of our employees’ career mobility, leadership development, continuous education and upskilling. Our Compensation Committee also reviews our broad-based compensation and benefits programs.
The Board is regularly updated on key talent metrics for the overall workforce, including metrics related to belonging, recruiting and talent development programs. The Board is updated on our human capital development strategy on a quarterly basis. For more information, please see our annual Sunrun Impact Report at investors.sunrun.com, which we expect to update around the date of this proxy statement. The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.

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Director Compensation
Director Compensation Highlights
•Emphasis on equity in the overall compensation mix.
•Equity grants under a fixed-value annual grant policy with one-year vesting.
•A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment.
•Stockholder-approved annual director compensation limit.
•No performance awards, perquisites, or special benefits.
•No meeting fees for regularly-scheduled meetings.
Compensation Review Process
Our non-employee directors are compensated for serving on our Board of Directors. We do not pay our employees who serve on our Board any additional compensation for Board membership.
Our Compensation Committee reviews our non-employee director compensation annually, at a minimum, with the assistance of its compensation consultant, Meridian, which the Compensation Committee has determined to be objective and independent, and recommends adjustments as appropriate to the Board. As part of its periodic review process, both the cash and equity-based award elements are benchmarked by the Compensation Committee against our peer group to assess the overall market competitiveness of the director pay program and to align our directors’ interests with those of our stockholders. No changes were made to our director compensation program in 2025.
Director Cash Compensation
We have a non-employee director pay policy pursuant to which our unaffiliated, non-employee directors are eligible to receive equity awards and annual cash compensation for service on our Board and committees of our Board.
In 2025, non-employee directors of the Board and its committees received the following cash compensation for their services:
•$70,000 per year for service as a Board member;
•$35,000 per year for service as the Lead Independent Director;
•$25,000 per year for service as chair of the Audit Committee;
•$20,000 per year for service as chair of the Compensation Committee;
•$17,000 per year for service as chair of the Nominating, Governance, and Sustainability Committee;
•$12,500 per year for service as a non-chairperson member of the Audit Committee;
•$9,000 per year for service as a non-chairperson member of the Compensation Committee; and
•$9,000 per year for services as a non-chairperson member of the Nominating, Governance, and Sustainability Committee.
All cash payments to non-employee directors are paid quarterly and newly hired directors receive a pro-rata cash payment. In addition, in the event that the Board or a committee holds more than six meetings in a given calendar year, each eligible non‐employee director receives a per meeting fee of $1,000 for each subsequent meeting. However, no meeting fees are paid for the first six meetings of the year and the number of Board and committee meetings are not aggregated.
Director Equity Compensation
Under our non-employee director pay policy, each non-employee director who is serving on January 1st of an applicable fiscal year will receive an annual restricted stock unit (“RSU”) award on the next trading day, with the number of shares subject to the RSU award determined based on a specified dollar value and by the average Nasdaq closing price of the Company’s common stock during the thirty trading days prior to the grant date. Newly appointed or

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elected non-employee directors receive on the date of their initial appointment or election a prorated RSU grant for their first year of service, with the number of shares subject to the RSU award determined in proportion to the length of active service expected to be provided by such non-employee director during his or her first fiscal year of service. These RSU awards vest 100% on January 1st of the year following the date of grant, subject to the non-employee director’s continued service on the Board through the vesting date. In 2025, our non-employee directors were each granted an annual RSU award having a value of $180,000 (or the applicable prorated value), as determined on the applicable date of grant.
Stock Ownership Guidelines for Non-Employee Directors
Our Board maintains stock ownership guidelines for non-employee directors (“SOGs for Non-Employee Directors”) to further align their interests with the interests of the Company’s stockholders. Under the SOGs for Non-Employee Directors, our directors are expected to accumulate and hold an amount of qualifying Sunrun equity securities equal to the lesser of the value of five times the annual cash retainer for non-employee directors or if applicable, a fixed number of shares having a value equal to five times his or her annual retainer on July 29, 2021, the date of adoption of the guidelines. The only equity awards that count toward the requisite holding requirements of our SOGs are unvested time-based RSUs or restricted stock directly owned by the director or held in trust, limited partnerships, or similar entities for the benefit of the director or his or her immediate family members. Unearned performance-based equity awards and unexercised options (if awarded) do not count towards the holding requirements.
As of the end of 2025, each of our non-employee directors was in compliance with our SOGs for Non-Employee Directors or was within the grace period set forth in such guidelines.
Director Compensation for Fiscal Year 2025
The following table sets forth a summary of the compensation awarded to our non-employee directors during our fiscal year ended December 31, 2025:

Non-Employee Director(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Katherine August-deWilde(3)	$104,000	$177,215	$281,215
Leslie Dach(3)	$102,500	$177,215	$279,715
Craig Cornelius(3)	$—	$28,241	$28,241
Alan Ferber(3)	$128,000	$177,215	$305,215
Sonita Lontoh(3)	$96,500	$177,215	$273,715
John Trinta(3)	$109,505	$177,215	$286,720
Manjula Talreja(3)	$48,750	$298,540	$347,290
(1)     During our fiscal year ended December 31, 2025, Ms. Powell was an employee of the Company and did not receive additional compensation for her service as director while she was an employee. See the section titled “Executive Compensation” for additional information about the compensation paid to Ms. Powell.
(2)    The amounts reported in this column represent the grant date fair value of the stock awards granted to the non-employee directors during 2025 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Stock Compensation (“ASC 718”), which were granted on January 2, 2025. The assumptions used in calculating the grant date fair value of the stock awards reported are set forth in Note 2 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2025. The number of RSUs granted is determined based on the closing price of our common stock during the thirty trading days prior to the grant date. Note that the amounts reported in the column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the stock awards. While the target value of our annual director stock awards is $180,000, the Company’s stock price on the date of grant was $10.21. Mr. Cornelius was elected to the Board, the Nominating, Governance and Sustainability Committee and Audit Committee in November 2025. As a result, he was granted a pro-rated stock award for his Board service in 2025. The Company’s stock price on the date of grant for Mr. Cornelius was $20.42. In connection with Ms. Talreja’s departure from the Board, the Board approved accelerated vesting of her outstanding RSUs resulting in the recognition of incremental fair value of $121,325, which was computed as of the modification date in accordance with ASC 718.

Sunrun Inc. — 2026 Proxy Statement	24

(3)    Equity incentive awards outstanding as of December 31, 2025 for each non-employee director were as follows: (i) Ms. August-deWilde held 17,357 shares issuable pursuant to restricted stock units (“RSUs”) which fully vested on January 1, 2026, (ii) Mr. Dach held 17,357 shares issuable pursuant to RSUs which fully vested on January 1, 2026, (iii) Mr. Cornelius held 1,383 shares issuable pursuant to RSUs which fully vested on January 1, 2026, (iv) Mr. Ferber held 17,357 shares issuable pursuant to RSUs which fully vested on January 1, 2026, (v) Ms. Lontoh held 17,357 shares issuable pursuant to RSUs which fully vested on January 1, 2026, and (vi) Mr. Trinta held 17,357 shares issuable pursuant to RSUs which fully vested on January 1, 2026. Ms. Talreja did not hold any outstanding equity awards as of December 31, 2025. She previously held 17,357 shares issuable pursuant to RSUs which fully vested on April 4, 2025, as described in footnote (2).
The following table sets forth a summary of the compensation awarded to our employee directors who were not named executive officers during our fiscal year ended December 31, 2025:

Co-Executive Chair/Employee Director	Salary	Total
Lynn Jurich(4)	$275,000	$275,000
Ed Fenster(5)	$275,000	$275,000
(4)    Equity incentive awards outstanding as of December 31, 2025 for Ms. Jurich were 1,274 shares issuable pursuant to RSUs which fully vested on March 6, 2026, 12,729 shares issuable to PSUs which fully vested on March 1, 2026, and 908,987 stock options, of which the remaining 1,846 unvested stock options fully vested on March 6, 2026. During our fiscal year ended December 31, 2025, Ms. Jurich was a part-time employee of the Company and did not receive additional compensation for her service as a director while she was an employee. The amount included in the table represents the salary paid to her as a part-time employee for 2025.
(5)    Equity incentive awards outstanding as of December 31, 2025 for Mr. Fenster were 3,184 shares issuable pursuant to RSUs which fully vested March 6, 2026, 5,570 shares issuable pursuant to PSUs which fully vested on March 1, 2026, and 799,843 stock options, of which the remaining 4,613 unvested stock options fully vested on March 6, 2025. During our fiscal year ended December 31, 2025, Mr. Fenster was a part-time employee of the Company and did not receive additional compensation for his service as a director while he was an employee. The amount included in the table represents the salary paid to him as a part-time employee for 2025.

Sunrun Inc. — 2026 Proxy Statement	25

Proposal #2: Advisory Vote on the Compensations of our Named Executive Officers

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with SEC rules.
This proposal, commonly known as a “Say-on-Pay” proposal, and is held annually, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement. The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in these disclosures, we believe that our compensation policies and decisions are designed to enable us to attract and retain top executive talent; lead us successfully in a competitive market; based on principles that reflect a “pay-for-performance” philosophy; and strongly align with our stockholders’ interests. Furthermore, we have made significant progress in aligning our executive compensation program with market best practices.
Accordingly, our Board is asking our stockholders to indicate their support for the compensation of our NEOs, as described in this proxy statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Sunrun Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures, and other related disclosure.”
The next Say-on-Pay advisory vote will be held at the 2027 Annual Meeting.
Recommendation of the Board

Executive Compensation

Compensation Discussion and Analysis
The Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during 2025 for the executive officers listed below. We refer to the executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables, as our named executive officers (“NEOs”).

Sunrun Inc. — 2026 Proxy Statement	26

Sunrun Inc. — 2026 Proxy Statement	27

Highlights of Key 2025 Compensation-Related Decisions
The Compensation Committee values direct feedback from our stockholders and considers their perspectives when designing and evaluating our executive compensation program. Our engagement on compensation matters is part of Sunrun's broader year-round stockholder engagement program, which is led by our Investor Relations team with participation from our Co-Executive Chairs, Chief Executive Officer, Chief Financial Officer, Chief Legal & People Officer, Lead Independent Director, and other business leaders.
2025 Engagement by the Numbers. In 2025, we engaged with approximately 350 investors across approximately 200 investment firms, totaling over 800 interactions and over 300 meetings. We met with 72% of our top 50 stockholders, representing 75% of our total shares outstanding. Our Investor Relations team also offered meetings to all of our top 50 stockholders ahead of the 2025 annual meeting.
Compensation-Related Topics Discussed. While our engagement program covers a range of topics, stockholders provided feedback on compensation matters including:
•Executive and Board compensation, including the results of the annual advisory “say-on-pay” vote.
•Equity compensation dilution and burn rate management.
•Performance metric selection and rigor of PSU targets.
•Alignment of pay with company performance across key operational metrics.
What We Heard and How We Responded. At our 2025 annual meeting of stockholders, our say-on-pay proposal received 67.6% support. Following the meeting, we engaged with stockholders to better understand their perspectives on our executive compensation program. Stockholders were largely supportive of the changes we made to our 2024 executive compensation program as well as the further changes we committed to make for 2025. The practices outlined below demonstrate how we incorporate stockholder perspectives into our compensation framework.

Beginning with 2026 PSU awards, moved to a higher percentile rank measurement at target for PSU awards.
Beginning with 2026 PSU awards, restrict payout on PSUs with a relative TSR (“rTSR”) metric to a maximum of target (100%) if absolute TSR is negative.
Aim to continue to limit the burn rate to mid-single digit percentage or lower on an annual basis.

We moved to a performance period of at least three years for all PSUs to continue to emphasize long-term value creation. Our 2025 PSU awards were tied to 3-year rTSR (the “rTSR PSUs”) and the achievement of 3-year Cash Generation (the “Cash Generation PSUs”) to incentivize stockholder value creation, stock price appreciation and prioritize Cash Generation.

PSUs represent a significant portion of our NEOs' total annual equity compensation to reinforce alignment of key performance metrics. Beginning with our 2026 annual grants, for our CEO, PSUs represent 60% of the target value of her total annual equity compensation, and for all other NEOs, PSUs represent at least 55% of the target value of their total annual equity compensation.
Enhanced disclosure regarding the payouts of our PSU awards.
Inclusion of descriptions of all bonus incentive plan targets and achievements.
Our compensation framework includes no overlapping metrics between our PSUs and our annual bonus incentive plan.

In 2025, we implemented a circuit breaker for our NEOs pursuant to which a bonus payout related to the Adjusted NSV performance metric will be made only when a minimum Cash Generation threshold of $100 million is achieved.

No special or one-time awards were granted to Sunrun’s NEOs outside of our ongoing annual equity incentive program.

Sunrun Inc. — 2026 Proxy Statement	28

Executive Compensation Philosophy and Objectives
Our compensation philosophy is rooted in feedback from our stockholders and is intended to attract and reward talented individuals who possess the skills necessary to expand our business and assist in the achievement of our strategic goals and thereby create long-term value for our stockholders. Key elements of our compensation philosophy include the following:
•Emphasis on Performance-Based At-Risk Compensation: To rigorously align executive compensation with stockholder interests and drive sustained value creation, we prioritize compensation that is performance-based and/or at-risk compensation. In 2025, 89% of our CEO’s target total compensation and 88% of all other NEOs’ target total compensation was structured as performance-based and/or at-risk cash and long-term equity incentives, with more than 50% of their target total compensation being performance-based. This significant emphasis on at-risk and performance-based pay ensures our executives remain strategically focused, directing their decisions, resources, and commitment toward enterprise imperatives that drive the Company’s success. The Compensation Committee establishes performance-based incentives with performance targets directly linked to the execution of our business strategy, ensuring that executive rewards are contingent upon achieving measurable and strategic goals.

CEO 2025 Target Total Direct Compensation
Portion of performance-based pay
Portion of at-risk pay
40%
PSUs
32%
RSUs
CEO At-Risk Pay is 89%
11%
Base Salary
17%
Bonus

All Other NEOs 2025 Target Total Direct Compensation
Portion of performance-based pay
Portion of at-risk pay
35%
RSUs
43%
PSUs
All Other NEOs' At-Risk Pay is 88%
12%
Base Salary
10%
Bonus

Data in the charts above includes target total direct compensation (base salary, target bonus, RSU grant, and PSU grant at target) for our NEOs. All other NEO data represents averages for each component.
•Realized Pay Aligned with Performance: Our executive compensation program is designed to align pay with actual performance, ensuring a direct correlation between results and realized compensation for our NEOs. Given the significant portion of performance-based and/or “at-risk” long-term equity, the values reported in the Summary Compensation Table may differ substantially from the estimated realizable value ultimately received by our executives.

Sunrun Inc. — 2026 Proxy Statement	29

CEO Compensation Alignment with Market Performance
2023-2025 Annual Target Equity vs Realized Equity

20
15
10
5
0
$18.2M
$5.7M
Total Target Equity Compensation
(SCT Fair Value)
Realized Equity Compensation
(Realized Equity Table)

In the graph above, Total Target Equity Compensation reflects the total grant date fair value of equity awards granted 2023 to 2025 and includes stock options, restricted stock units and performance-based stock units, but excludes the grant date fair value of the Stockholder Vision Alignment Grant, a one-time award that we do not consider as part of Ms. Powell’s ongoing annual target equity.
In the graph above, Realized Equity Compensation reflects the value realized at vesting for restricted stock units, and performance-based stock units. The value realized on vesting is calculated by multiplying the number of shares of common stock by the fair market value of the underlying shares on the applicable vesting date. The performance-based stock units vested at 100% of target.
The realized equity compensation for Ms. Powell for fiscal years 2023 through 2025 reflects a realization of approximately 31% of the target value. This outcome underscores the 'at-risk' nature of a significant portion of her compensation, demonstrating a direct correlation between compensation opportunities and Company performance. This correlation serves to align our CEO’s interests with those of our stockholders, as her financial outcomes are directly contingent upon the creation of stockholder value. The substantial variance between targeted and realized compensation exemplifies the performance-based design of our executive compensation program, reinforcing our commitment to align a substantial portion of pay to long-term Company performance and reinforces pay-for-performance alignment. The total target equity compensation excludes all one-time awards.
•Committing to Equity Grants Only within Our Annual Equity Incentive Program: Stockholder feedback was clear that while investors appreciate the design and incentives of our Stockholder Vision Alignment PSUs granted in 2024, they prefer that all equity grants be made exclusively within our annual equity incentive program. In response, our Compensation Committee has committed not to grant any special or one-time equity awards to Sunrun’s NEOs outside of this program—except for new hires or promotions—through the end of the Stockholder Vision Alignment PSUs’ performance period, which runs through fiscal year 2026.

Sunrun Inc. — 2026 Proxy Statement	30

•Flexible and Fair: Our compensation structure is intended to provide fair rewards for each of our executive’s contributions to the Company's performance and creation of long-term stockholder value. We seek to provide target total direct compensation (which includes the components of base salary, annual bonus incentive, and equity grants) that is market competitive, and to provide parity and consistency in the compensation provided to our executives while at the same time retaining the flexibility needed to recruit and retain executive talent and adhere to our budgets.
•Ownership Focus: We believe our executives should have a significant share in the ownership of Sunrun, which best aligns the interests of our executives with our stockholders and ensures appropriate incentives are in place to promote a focus on our long-term strategic and financial goals. As a result, equity compensation represents a larger portion of total target compensation for our executives than their target cash compensation. The Compensation Committee adopted stock ownership guidelines (“SOGs”) to further align the interests of the Company’s executives with the interests of the Company’s stockholders. Under the SOGs, our executives are expected to accumulate and hold a minimum number of shares of the Company’s common stock.

Sunrun Inc. — 2026 Proxy Statement	31

What we do:

Pay for Performance 2026

We link pay to performance by heavily weighting our executive compensation to at-risk pay, which includes granting a majority of our executives pay in the form of performance-based awards and is further demonstrated by the correlation between stock price and realizable equity compensation for our NEOs.

Thoughtful Peer Group & Market Analysis

Our Compensation Committee reviews external market data when making compensation decisions, and annually reviews our peer group with its independent compensation consultant. Market data is one of multiple reference points our Compensation Committee considers when making pay decisions.

Thorough Compensation Risk Assessment

Our Compensation Committee and internal audit team assess our compensation programs to promote prudent risk management.

Compensation Committee Independence & Experience

Our Compensation Committee is comprised solely of independent directors who have extensive relevant experience.

Independent Compensation Consultant

Our Compensation Committee selects and engages its own independent advisors.

Robust Clawback Policy

Our policy on the recovery of incentive compensation allows us to recover certain cash or equity-based incentive compensation payments or awards, including time-based equity awards, made or granted to senior leaders, including Senior Vice Presidents and executive officers subject to the reporting requirements of Section 16 of the Exchange Act in the event of the need for us to prepare a material financial restatement or material restatement of certain operational results.

What we do not do:

No Single-Trigger Equity Vesting Acceleration

We do not provide for single-trigger equity vesting acceleration upon a change in control.

No Hedging or Pledging in Company Securities

Executives, directors, and all employees are prohibited from engaging in any hedging or pledging transaction with respect to company equity securities.

No Guaranteed Cash Bonuses

We do not provide guaranteed minimum annual bonuses.

No Discounted Options/Stock Appreciation Rights ("SARs")

We do not provide discounted stock options or SARs.

No 280G Tax Gross-Ups

We do not provide tax gross-ups for "excess parachute payments."

No Supplemental Defined Benefit Pension Plans

NEOs participate in the same retirement plans as all other employees.

No One-Time Awards

We do not make any special or one-time awards to our NEOs outside of our ongoing annual equity incentive program, with limited exceptions for new hires or promotions and outside of our Stockholder Vision Alignment PSU.

No Multi-Year Guaranteed Salary Increases or Equity Awards

We do not guarantee multi-year salary increases or equity awards.

Sunrun Inc. — 2026 Proxy Statement	32

2026 Compensation Philosophy
In response to stockholder feedback, in 2025 we enhanced our NEO compensation programs, and these enhancements will continue into 2026. We heard our stockholders’ feedback and, in evaluating potential changes, we also consulted with our independent compensation consultant and reviewed market practice. The resulting changes, made in direct response to stockholder feedback, place a heightened emphasis on performance-based compensation tied to long-term value creation. In response to stockholder feedback that our rTSR targets rewarded median performance and included no vesting cap for negative absolute TSR, we (1) raised the percentile rank required for target payout on performance-based stock unit awards, and (2) capped PSU rTSR metric to a maximum payout of target (100%) if absolute TSR is negative. We also continue aiming to limit our burn rate to mid-single digit percentage or lower on an annual basis, even at depressed stock prices, and enhanced our Compensation Discussion and Analysis disclosure regarding the payouts of our performance-based stock unit awards.
Our compensation program for 2026 will continue to consist of base salary, annual cash bonus plan, time-based equity awards, performance-based equity awards, health, welfare and retirement programs. This mix of compensation components supports our long-term incentive compensation program objectives by aligning executive and stockholder interests, balancing performance and retention considerations, and optimizing our equity compensation usage.
2026 At-Risk Compensation Elements
Annual Bonus
For 2026, the metrics and their respective weightings used in the Annual Bonus Incentive Plan (“AIP”) will remain consistent with those applied in 2025. These metrics include:
•Adjusted Net Subscriber Value (“Adjusted NSV”)
•Solar Energy Capacity Installed
•Storage Capacity Installed
•Days Away, Restricted, or Transferred (“DART”) rate
•New Customer Net Promoter Score
In addition, the 2026 AIP will continue to incorporate a Cash Generation threshold designed to function as a 'circuit breaker' for a significant portion of the bonus opportunity for our NEOs. Specifically, no bonus payout related to the Adjusted NSV performance metric (representing 60% of the total target bonus opportunity for NEOs) will be made unless a predetermined minimum Cash Generation threshold is achieved. If this minimum Cash Generation threshold is met, payouts will then be determined based on the performance against all AIP metrics. This design aims to:
•Align executive compensation with performance measures valued by investors;
•Introduce accountability by preventing bonus payouts in scenarios of low or negative Cash Generation;
•Reinforce the Company's commitment to Cash Generation as a critical indicator of financial health; and
•Align executive incentives with stockholder objectives through sustainable, stockholder-focused outcomes.
Equity Awards
For 2026, over 50% of NEOs' annual equity awards will continue to be granted in the form of PSUs. These PSUs will be equally divided between two performance metrics: (1) Relative Total Shareholder Return (“rTSR”) and (2) Cash Generation, consistent with the 2025 structure. For our CEO, PSUs represent 60% of the target value of her total annual equity compensation for 2026, and for all other NEOs, PSUs represent at least 55% of the target value of their total annual equity compensation.
As was the case in 2025, all performance-based equity awards granted in 2026 have a three-year performance period. In response to stockholder feedback and to further align executive compensation with stockholder interests, the Compensation Committee raised the rTSR percentile rank at target from the 50th percentile to the 55th percentile and capped PSU payouts at target (100%) when absolute TSR is negative. This change reflects the Committee's commitment

Sunrun Inc. — 2026 Proxy Statement	33

to setting more rigorous performance standards and ensuring that target-level payouts require above-median relative performance.
Consideration of Say-on-Pay Vote and Stockholder Feedback
The Compensation Committee considers stockholder feedback and the results of the annual advisory “say-on-pay” vote when designing our executive compensation programs. At our 2025 annual meeting of stockholders, our “say-on-pay” proposal received a vote of 67.6% cast in support.
Following the 2025 annual meeting, we engaged with stockholders to better understand their perspectives on our executive compensation program, and they were largely supportive of the changes that we made to our 2024 executive compensation program as well as the changes that we committed to make to our 2025 executive compensation program, which included the following:
•We moved to a full three year performance period for all PSU awards to continue to emphasize long-term value creation.
•In 2025, we implemented a circuit breaker for our NEOs pursuant to which a bonus payout related to the Adjusted NSV performance metric will only be made when a minimum Cash Generation threshold is achieved to, among other things, promote accountability and strengthen alignment with investor objectives.
However certain stockholders did express the following concerns with our executive compensation program, which we addressed as follows:
•In response to stockholder feedback that our PSU awards with rTSR targets rewarded median performance and did not include a vesting cap for negative absolute TSR, beginning with our 2026 executive compensation program, we
◦    (1) raised the percentile rank required for target payout on PSU awards, and
◦    (2) capped PSU awards with a rTSR metric to a maximum payout of target (100%) if absolute TSR is negative.
•In response to feedback from our stockholders regarding dilution from our equity compensation program, we remain committed to continue aiming to limit our burn rate to a mid-single digit percentage or lower on an annual basis.
In addition, to promote greater transparency regarding compensation payouts, we have enhanced our disclosures regarding the PSUs that were earned following the completion of fiscal year 2025. We also have increased the ratio of performance-based equity compensation in furtherance of our “pay-for-performance” philosophy beginning with our 2026 annual equity grants. For our CEO, PSUs represent 60% of the target value of her total annual equity compensation for 2026, and for all other NEOs, PSUs represent at least 55% of the target value of their total annual equity compensation.
Elements of Our 2025 Executive Compensation Program
The key elements of our executive compensation program include base salary, AIP awards, performance-based equity awards, time-based equity awards and health, welfare, and retirement programs. Except with respect to AIP awards, which typically are expressed as a predetermined percentage of each NEO’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements.
Base Salary
To ensure a competitive compensation program, we provide our NEOs with base salaries that offer a stable level of fixed compensation for their daily responsibilities. In March 2025, the Compensation Committee, having reviewed a compensation analysis by Meridian and considered other factors detailed in the 'Compensation Setting Process' section, including our Chief Executive Officer’s recommendations for all NEOs except herself, established the 2025 salaries. These adjustments reflected specific circumstances: Mr. Abajian’s salary was increased to better align with prevailing market levels for his position and after considering his individual performance to date in the role.

Sunrun Inc. — 2026 Proxy Statement	34

Executive	2025 Base Salary	% Increase from December 31, 2024
Mary Powell	$850,000	—
Paul Dickson	$600,000	—
Danny Abajian	$504,000	5%
Jeanna Steele	$475,000	—
2025 Annual Bonus Incentive Plan
Changes from 2024 Annual Bonus Incentive Plan
Based on feedback from our stockholders and the Compensation Committee we revised our AIP for fiscal year 2025 to incorporate a Cash Generation threshold designed to function as a 'circuit breaker' for a significant portion of the bonus opportunity for our NEOs. Specifically, no bonus payout related to the Adjusted Net Subscriber Value (“Adjusted NSV”) performance metric (representing 60% of the total target bonus opportunity for NEOs) would be made unless a predetermined minimum Cash Generation threshold was achieved. If this minimum Cash Generation threshold was met, payouts would then be determined based on the performance against all AIP metrics. This design aligns with investor-valued performance measures, introduces accountability to avoid payouts in low or negative Cash Generation scenarios, reinforces our commitment to Cash Generation as a key indicator of financial health, and strengthens alignment with investor objectives by linking executive incentives to sustainable, stockholder-focused outcomes.
2025 Annual Bonus Incentive Plan Awards
Our NEOs participated in our AIP for fiscal year 2025 which was available to key employees and is intended to drive and reward achievement of our short-term performance goals. The 2025 target annual bonus opportunity for each of our NEOs was set as a percentage of his or her then-current base salary, as provided in the table below. Mr. Abajian’s increase in his target annual bonus opportunity reflects his increase in base salary; his target percentage remained the same. The AIP provided the opportunity for our NEOs to earn up to 150% of their stated target bonus, provided the Company delivered performance that met or exceeded maximum performance goals. Conversely, no AIP would have been paid unless Company performance met or exceeded threshold performance goals.

Executive	2025 Target Bonus	% Base Salary	% Increase (or Decrease) from December 31, 2024
Mary Powell	$1,275,000	150%	—
Paul Dickson	$600,000	100%	—
Danny Abajian	$428,400	85%	5%
Jeanna Steele	$356,250	75%	—
2025 Annual Bonus Incentive Plan Metrics and Performance
The performance goals for our AIP are set each year by our Compensation Committee. The Compensation Committee establishes performance goals for the annual bonus plan with the intent of aligning executive compensation with the Company's strategic objectives and rewarding the creation of stockholder value. In setting these goals, the Compensation Committee considers a range of factors, including the Company's annual operating plan, historical performance, industry benchmarks, and overall economic conditions. The goals are structured with threshold, target, and maximum performance levels to create a clear framework for payouts that appropriately reflects varying levels of achievement. For 2025, the Compensation Committee selected five key performance criteria to balance value generation and customer experience-related goals:
•Adjusted Net Subscriber Value: This metric provides correlation with overall cost reductions and/or revenue increases as well as Cash Generation. Adjusted Net Subscriber Value is an accrual based view of the contracted-period cash flows expected from Subscriber Additions in the period less the in period Creation Costs of those assets. This metric uses a floating interest rate which more accurately captures expected financing proceeds we will receive, but still relies on the Creation Costs that are GAAP derived.

Sunrun Inc. — 2026 Proxy Statement	35

•Solar Energy Capacity Installed: Represents the aggregate megawatt production capacity of Sunrun solar energy systems that were recognized as Deployments in the period.
•Storage Capacity Installed: Represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.
•Safety: Days Away, Restricted, or Transferred (“DART”) rate, an Occupational Safety and Health Administration calculation based on the number of recordable workplace injuries or illnesses that result in time away from work, restricted job roles/tasks, or permanent transfer to a new position.
•New Customer Net Promoter Score: Customer experience survey for new Sunrun customers.
Further, no bonus payout related to the Adjusted NSV performance metric (representing 60% of the total target bonus opportunity for NEOs) would be made unless a minimum Cash Generation threshold of $100 million was achieved. If this minimum Cash Generation threshold was met, payouts will then be determined based on the performance against all AIP metrics.
The Committee is committed to ensuring that bonus payouts are appropriately aligned with Company performance. To achieve this, the threshold, target, and maximum performance levels were set to correspond with specific levels of funding, as follows:
•Achievement at the threshold level results in a base level of funding, designed to reward achievement of minimally acceptable performance.
•Achievement at the target level results in funding at the target payout level, reflecting the intended compensation for achieving the Company's planned performance.
•Achievement at the maximum level results in funding at the maximum payout level, rewarding exceptional performance that surpasses the Company's planned objectives.
In 2025, we delivered strong operational and financial performance despite an extended period of policy and tariff uncertainty, resulting in an aggregate bonus payout of 133.2% of target. Cash Generation totaled $377 million, the highest in the Company's history and above the $100 million Cash Generation threshold required under our bonus plan circuit breaker. We also exceeded our targets for Solar volume and Storage volume, and Adjusted Net Subscriber Value reached record levels at per Subscriber Addition. Net Promoter Scores (NPS) came in near target, while our Safety-DART rate fell slightly short of target.
The threshold, target, and maximum performance goals for the Adjusted Net Subscriber Value, Storage Capacity Installed, Solar Energy Capacity Installed, New Customer Net Promoter Score, and Safety DART Rate goals, their respective weightings, and our actual performance against these goals are summarized below.

	2025 Component	Weighting	2025 Threshold	2025 Target	2025 Maximum	2025 Actuals	2025 Weighted Payout
	Adjusted Net Subscriber Value (NSV)	60%	$5,000	$6,500 to $7,500	$8,500	$9,201	90.0%
Volume Based Performance	Solar Energy Capacity Installed	10%	757 MW	841 MW	925 MW	873 MW	11.9%
	Storage Capacity Installed	10%	1,242 MWh	1,380 MWh	1,518 MWh	1,508 MWh	14.6%
	Safety-DART Rate(1)	10%	2.34	1.90	1.60	2.11	7.6%
	New Customer NPS	10%	45.0	52.0	60.0	50.6	9.0%
	Binary Cash Generation Circuit Breaker (applicable only to executive plan and applied only to Adjusted NSV metric)			$100M		$377M	Pass
	Final Result	133.2%
(1) A lower DART rate reflects better safety performance.
As a result of our level of achievement against the performance goal targets, the Compensation Committee approved a bonus payout to each NEO based solely on performance attainment versus each of the five performance target goals and the minimum Cash Generation threshold. While the Compensation Committee retained discretion to modify the bonus amount for any participant based on such participant’s individual performance, the Compensation Committee chose to not modify any NEO’s bonus award for 2025 performance.

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The AIP bonus awards paid to each of our NEOs for 2025 performance are set forth below.

Executive	Actual Bonus Value
Mary Powell	$1,698,300
Paul Dickson	$799,200
Danny Abajian	$570,629
Jeanna Steele	$474,525
Equity Awards
In 2025, each of our NEOs was granted equity-based awards in the form of PSUs and RSUs. The size of these awards was not determined based on a specific formula, but rather through the exercise of the Compensation Committee’s judgment after considering the following factors:
•individual performance of each of the NEOs;
•our strategic goals;
•the recommendations of our Chief Executive Officer (except with respect to the CEO’s individual award);
•the appropriate level of compensation for the position given the scope of responsibility and any changes to his or her role;
•the current unvested equity held by such individual and related vesting schedules;
•the impact of dilution to our stockholders;
•the level of each NEO’s total target cash compensation (base salary plus target cash incentive opportunity);
•the perceived retentive value of the proposed awards; and
•stockholder feedback.
Based on the foregoing consideration, the Compensation Committee approved the following equity awards for our NEOs in 2025.
Annual Equity Awards

Executive	rTSR PSU(1)	Cash Generation PSU(1)	RSUs	Target Equity Value(2)
Mary Powell	229,166	229,166	375,000	$5,500,000
Paul Dickson	177,083	177,083	289,772	$4,250,000
Danny Abajian	156,250	156,250	255,681	$3,750,000
Jeanna Steele	93,750	93,750	153,409	$2,250,000
(1)The rTSR PSUs and Cash Generation PSUs assume target achievement of the applicable goal based on probable outcome at the time of grant. The Company’s PSU awards are further described in the section titled “PSU Awards” below.
(2)The amounts reported represent the target value of the awards as approved by the Compensation Committee in March 2025.
PSU Awards
The Compensation Committee views PSUs as a key strategic compensation feature to accelerate and drive Company performance by encouraging and incentivizing our NEOs to pursue the achievement of our Company's performance goals and generate stockholder value. The performance metrics corresponding to each PSU were chosen because they are key drivers of our long-term strategy.
The PSUs granted in 2025 were divided into two categories and were subject to equally-weighted performance vesting conditions based on: (1) our achievement of relative total shareholder return (“rTSR”) and (2) our achievement of Cash Generation.

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PSU Awards Granted in 2025
Changes to PSU Award Design: While Cash Generation PSUs were previously granted with a performance period of less than three years, in response to stockholder feedback and consistent with our commitment to long-term value creation, all PSUs granted in 2025 and beyond will have a performance period of three years.
Relative Total Shareholder Return PSUs (“rTSR PSUs”)
Consistent with our compensation philosophy and our focus on driving long-term stockholder value, the rTSR PSUs granted to our NEOs will vest based on our rTSR versus a peer group of companies approved by our Compensation Committee. The Compensation Committee chose rTSR as a performance metric because it believes it is an objective and meaningful metric to evaluate our performance against the performance of our industry peers, and it effectively aligns executive compensation with long-term stockholder interests.
We used a scoring process to evaluate current and potential peer companies. Revenue is our primary characteristic used to evaluate a benchmarking peer. Other inputs like industry comparability, market cap, and location are used more often as secondary measures. Our 2025 peer group includes 16 companies, with Sunrun’s revenues positioned at the 57th percentile.
For purposes of our 2025 rTSR PSUs, the peer group is as follows:

Array Technologies, Inc. (ARRY)	First Solar, Inc. (FSLR)	Plug Power Inc. (PLUG)
Bloom Energy Corporation (BE)	Fluence Energy, Inc. (FLNC)	Shoals Technologies Group, Inc. (SHLS)
Brookfield Renewable Corporation (BEPC)	FTC Solar, Inc. (FTCI)	SolarEdge Technologies, Inc. (SEDG)
Canadian Solar Inc. (CSIQ)	Generac Holdings Inc. (GNRC)	TPI Composites, Inc. (TPIC)
EnerSys (ENS)	Hannon Armstrong Sustainable Infrastructure Capital, Inc. (HASI)
Enphase Energy, Inc. (ENPH)	NextEra Energy, Inc. (NEE)
The 2025 rTSR PSUs are eligible to vest based on the level of achievement of rTSR during the performance period which runs from January 1, 2025 through December 31, 2027.
Achievement of the threshold, target and maximum performance levels of rTSR will result in 50%, 100% and 200% payout percentages, respectively, as set forth in the table below, with linear interpolation upon any achievement between the threshold and target performance levels or target and maximum performance levels. Failure to meet the threshold achievement level during the performance period will result in forfeiture of the rTSR PSUs.
Under the guidance of our compensation consultant, the Compensation Committee established the rTSR percentile rank at target consistent with market practice. Our compensation consultant’s data showed that a target payout at the 50th percentile is used by over 70% of S&P 500 companies and the 50th percentile is also the prevalent goal at target within our peer group.

Achievement Level	rTSR Percentile Ranking	Payout Percentage
Maximum	≥75th	200%
Target	50th	100%
Threshold	25th	50%
< Threshold	<25th	—%
After the performance period has ended, our Compensation Committee will certify the level of achievement of the rTSR goal and then determine the number of shares that are entitled to vest based on such achievement (the date on which such certification occurs, the “TSR Determination Date”), which will equal the product of (1) the target number of shares subject to the rTSR PSU award and (2) the payout percentage as determined by the table above (such number

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referred to herein as the “TSR Certified Shares”). TSR Certified Shares shall vest on the 6th day of the month following the TSR Determination Date. If the NEO is terminated without cause prior to the end of the performance period, the shares eligible for vesting will be prorated based on the number of days during the relevant performance period the NEO was employed, with the final performance achievement determined using the actual achievement determined at the end of the performance period.
For purposes of computing rTSR and measuring our rTSR percentile ranking during the performance period, dividends shall be treated as being reinvested for the purpose of the calculation during the performance period.
Cash Generation PSUs
Consistent with our compensation philosophy and our emphasis on long-term value creation for our stockholders, the Cash Generation PSUs granted to our NEOs will vest based on our multi-year Cash Generation goals against pre-determined goals as approved by our Compensation Committee. The Compensation Committee chose Cash Generation as a performance metric because it believes it provides a clear, objective measure of our financial health and operational efficiency, and prioritizing Cash Generation directly aligns executive compensation with stockholder interests by emphasizing sustainable growth, financial discipline and long-term value creation.
Cash Generation is calculated using the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds from all recourse debt, and less any primary equity issuances or net proceeds derived from employee stock award activity as presented on the Company’s consolidated statement of cash flows.
After considering stockholder feedback and consistent with our commitment to long-term value creation. The Compensation Committee elected to establish a three year measurement period that commenced on January 1, 2025 and runs through December 31, 2027.
Achievement of the threshold, target and maximum performance levels of Cash Generation will result in 50%, 100% and 200% payout percentages, respectively, as set forth in the table below, with linear interpolation upon any achievement between the threshold and target performance levels or target and maximum performance levels. Failure to meet the threshold performance level during the performance period will result in forfeiture of the Cash Generation PSUs.

Performance Achieved	Cash Generation Goal	Payout Percentage
Maximum	$1,655 million	200%
Target	$1,159 million	100%
Threshold	$662 million	50%
< Threshold	<$662 million	—%
After the performance period has ended, our Compensation Committee will certify the level of achievement of the Cash Generation goal and then determine the number of shares that are entitled to vest based on such achievement (the date on which such certification occurs, the “Cash Generation Determination Date”), which will equal the product of (1) the target number of shares subject to the Cash Generation PSU award and (2) the payout percentage as determined by the table above (such number referred to herein as the “Cash Generation Certified Shares”). Cash Generation Certified Shares shall vest on the 6th day of the month following the Cash Generation Determination Date. If the NEO is terminated without cause prior to the end of the performance period, the shares eligible for vesting will be prorated based on the number of days during the relevant performance period the NEO was employed, with the final performance achievement determined using the actual achievement determined at the end of the performance period.
Outstanding PSU Awards Previously Granted
In addition, we also have three other types of PSUs outstanding that were previously granted to our NEOs in prior years: Stockholder Vision Alignment PSUs (“SVA PSUs”), Total Value Generated PSUs (“TVG PSUs”), 2024 rTSR PSUs. A summary of the key terms and milestones/targets of these PSUs is included in the table below, with linear interpolation upon any achievement between the threshold and target performance levels or target and maximum performance levels (other than the TVG PSUs, which have only a target performance level).

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High-Level Summary of Outstanding PSU Awards
PSUs Granted in 2025
Performance Metric	Incentivizes	Grant Date	Grant Timeline	Award Performance Period	Milestone Dates/Targets	Vesting Dates	Performance Period Status	Vesting Schedule	Performance Achievement
2025 Relative Total Shareholder Return PSU ("rTSR PSU")	Stock price appreciation	4/10/2025	Awarded in 2025 annual compensation cycle	FY2025-FY2027	Threshold (50%): 25th Percentile	April 2028	In Progress	100%	TBD
					Target (100%): 50th Percentile
					Max (200%): >= 75th Percentile

2025 Cash Generation PSU	Cash Generation	4/10/2025	Awarded in 2025 annual compensation cycle	FY2025-FY2027	Threshold (50%): $662M	April 2028	In Progress	100%	TBD
					Target (100%): $1,159M
					Max (200%): $1,655M
Other PSUs Outstanding
Performance Metric	Incentivizes	Grant Date	Grant Timeline	Award Performance Period	Milestone Dates/Targets	Vesting Dates	Performance Period Status	Vesting Schedule	Performance Achievement
2024 Relative Total Shareholder Return PSU ("rTSR PSU")	Stock price appreciation	5/29/2024	Awarded in 2024 annual compensation cycle	FY2024-FY2026	Threshold (50%): 25th Percentile	April 2027	In Progress	100%	TBD
					Target (100%): 50th Percentile
					Max (200%): >= 75th Percentile

2024 Cash Generation PSU	Cash Generation	5/29/2024	Awarded in 2024 annual compensation cycle	Q22024-Q42025	Threshold (50%): $350M	April 2026	Completed	100%	$630.61M 165.3%
					Target (100%): $500M
					Max (200%): $700M

2023 Relative Total Shareholder Return PSU ("rTSR PSU")	Stock price appreciation	4/10/2023	Awarded in 2023 annual compensation cycle	FY2023-FY2025	Threshold (50%): 25th Percentile	April 2026	Completed	100%	51.4th Percentile 105.4
					Target (100%): 50th Percentile
					Max (200%): >= 75th Percentile

Total Value Generated PSU ("TVG PSU")(1)(2)(3)	Increasing Subscriber Value, reducing creation costs, and growing Subscriber base	Multiple	Granted in 2021 with active performance periods remaining for 2025	FY2023-FY2025	FY 2023: $914,000,000	March 2024	Completed	33%	$1,387,124,557 100%
					FY 2024: $1,005,000,000	March 2025	Completed	33%	$1,604,900,000 100%
					FY 2025: $1,105,000,000	March 2026	Completed	34%	$1,816,000,000 100%

Stockholder Vision Alignment PSU ("SVA PSU")	Requires both significant stock price appreciation & Cash Generation per diluted share	8/29/2023	Awarded in response to stockholder feedback following 2023 annual Meeting	FY2024-FY2026	Threshold (25%): Cash Generation $2.00, Share Price $45	Q2 2027	In Progress	50%	TBD
					Target (100%): Cash Generation $3.50, Share Price $60	Q2 2028	In Progress	50%	TBD
					Max (300%): Cash Generation $6.50, Share Price $100
(1)Mses. Powell and Steele and Mr. Dickson’s TVG PSUs were awarded in 2021. Mr. Abajian’s TVG PSU was granted in 2022 in connection with his promotion to Chief Financial Officer, using the original TVG thresholds from the 2021 TVG PSUs.
(2)The milestone targets for the TVG PSUs listed in the table above were set in 2021 and reflect the definition of TVG (and associated discount rate) applicable at that time.
(3)Mses. Powell and Steele and Mr. Abajian’s TVG PSUs have the vesting schedule represented in the table above. Mr. Dickson’s TVG PSU has a performance period from 2022-2025, with 25% vesting per year based upon achievement of the applicable thresholds.

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The table below sets forth the number of 2024 Cash Generation PSUs held by our NEOs that were earned based on the completion of the fiscal year 2024 to 2025 performance period. The PSUs vested on April 6, 2026, subject to each NEO’s service through the vesting date.

Executive	2024 Cash Generation PSUs Earned
Mary Powell	220,667
Paul Dickson	170,515
Danny Abajian	150,454
Jeanna Steele	90,271
The table below sets forth the number of 2023 rTSR PSUs held by our NEOs that were earned based on the completion of the fiscal year 2023 to 2025 performance period. The PSUs vested on April 6, 2026, subject to each NEO’s service through the vesting date.

Executive	2023 rTSR PSUs Earned
Mary Powell	35,192
Paul Dickson	23,994
Danny Abajian	23,994
Jeanna Steele	14,397
The table below sets forth the number of TVG PSUs that were earned based on the completion of the fiscal year 2025 performance period and the total number of TVG PSUs earned to date.

Executive	TVG PSUs Earned for FY 2025	Total TVG PSUs Earned to Date
Mary Powell	14,065	41,365
Paul Dickson	3,291	13,162
Danny Abajian	10,874	31,982
Jeanna Steele	2,864	8,424
RSU Awards
The RSU awards granted in 2025 vest over four years, with 25% of the RSUs vesting on the first anniversary of the vesting commencement date and the remaining RSUs vesting in equal quarterly installments thereafter, subject to the applicable NEO’s continued service to us through each vesting date.
Benefits Programs and Perquisites
Our employee benefit programs—including our 401(k) plans, 2015 Employee Stock Purchase Plan (“ESPP”), and health and welfare programs, including health savings accounts and flexible spending accounts—are designed to provide competitive benefits to our U.S. full-time employees generally, including our executive officers and their families such as spouses, qualifying domestic partners and children. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our 401(k) plan provides for employer matching contributions of 100% of the first 1% of compensation and 50% of the next 5% of compensation deferred under the plan. Contributions made by employees in our 401(k) plan are immediately vested while matching contributions made by the Company are 100% vested after two years of service to encourage employee retention.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program, and generally do not provide perquisites to our executive officers.
Severance and Change in Control Benefits
Post-Employment Compensation
Our executive officers and certain other employees participate in the Severance Plan. The Compensation Committee believes that these benefits provided under the Severance Plan are both competitively reasonable and necessary to recruit and retain key executives, and avoid protracted negotiations with individual executives. Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change in control because

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the severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change in control transactions that may be in the best interests of our stockholders. Further, these benefits are conditioned on a release of claims, which help to mitigate potential employer liability and helps to avoid future disputes or litigation.
The following benefits are provided under the Severance Plan in connection with any termination without cause or for good reason that occurs other than within three months prior to, or 12 months following, a change in control (as defined in the Severance Plan), subject to their execution of a release of claims against the Company:
•12 months of base salary and COBRA premiums (Ms. Powell); six months of base salary and COBRA premiums (Messrs. Dickson and Abajian, and Ms. Steele);
•A pro-rata bonus amount based on the average bonus (and commission as applicable) paid to such individual for the prior two years, or if none, a pro-rata portion of the target bonus in the year of termination; and
•50% equity vesting acceleration for all then-unvested awards other than the SVA PSUs. For performance-based equity awards, vesting acceleration assumes the performance criteria was met at 100% of the target performance, with 50% of the shares that would have vested at target being accelerated.
•If termination occurs before the end of the performance period, all of the SVA PSUs shall be forfeited.
•If termination occurs after the end of the performance period, all time-based vesting conditions for the SVA PSUs shall be waived and a number of SVA PSUs shall vest equal to 50% of the difference of A minus B, where A is the number of SVA PSUs that met the performance conditions at the end of the performance period and B is the number of SVA PSUs that already vested in full as of the date of termination.
The following benefits are provided under the Severance Plan in connection with any termination without cause or for good reason that occurs within three months prior to, or 12 months following, a change in control:
•18 months of base salary and COBRA premiums (Ms. Powell); 12 months of base salary and COBRA premiums (Messrs. Dickson and Abajian, and Ms. Steele);
•150% target annual bonus (Ms. Powell); 100% target annual bonus (Messrs. Dickson and Abajian, and Ms. Steele);
•100% equity vesting acceleration for all awards other than the SVA PSUs (Mses. Powell and Steele, and Messrs. Dickson and Abajian). The vesting acceleration of any performance-based equity awards assumes the performance criteria was met at 100% of the target performance;
•If termination occurs prior to the end of the performance period, the percent of equity vesting acceleration for the earned SVA PSUs will be determined by the actual stock price received in connection with a change in control and will assume the performance criteria for Cash Generation was met at 100% of the target performance if termination occurs before the end of the performance period;
•If termination occurs after the performance period, 100% of the earned but unvested SVA PSUs will vest based on the actual performance achieved during that period; and
•18 month post-termination option exercise period (Ms. Powell); 12 month post-termination option exercise period (Messrs. Dickson and Abajian, and Ms. Steele).
Consistent with the practice of many of our peers, the following change in control benefits apply to any equity award granted to our executives on or after May 29, 2024:
•Increased Acceleration Coverage in the Event of a Disability: 100% acceleration of unvested RSUs and PSUs, with PSUs vesting at target performance in the case of a disability; and
•Unified Provisions under Plan Providing Acceleration Coverage in the Event of Death: 100% acceleration of unvested RSUs and PSUs, with PSUs vesting at target performance,in the case of death.
Further, pursuant to our 2015 Equity Incentive Plan, in the event of a change in control where the successor corporation does not assume or substitute for outstanding awards granted under the plan, participants will fully vest in their equity awards, with performance-based awards vesting at the greater of 100% of target levels and the actual level of achievement to which such awards are tracking as of the date of the change in control.

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Other Compensation Policies
Equity Awards Grant Policy
The Compensation Committee has adopted a policy governing equity awards that are granted to our executive officers, employees and members of our Board. This policy provides that all equity awards will be granted either by our Board, Compensation Committee, or a subcommittee of the Compensation Committee, at a meeting or by unanimous written consent, subject to equity award guidelines adopted by our Board. The exercise price of all stock options and stock appreciation rights must be equal to or greater than the closing trading price of our common stock on the date of grant.
Clawback Policy
Our Compensation Committee maintains a robust policy for recoupment of incentive compensation, which was last amended and restated in April 2025 (the “Amended and Restated Clawback Policy”). The Amended and Restated Clawback Policy provides for the repayment of any incentive compensation, including time-based equity awards paid to our current or former senior leaders, including Senior Vice Presidents and executive officers (“Covered Officers”), where the payments were granted, earned or vested in whole or in part on the attainment of a financial reporting measure or operational performance measure that (i) the Company is being required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, regardless of whether or not the Covered Officer’s misconduct contributed to such accounting restatement, or (ii) the Company’s restatement of operational results due to a material error and it is determined that the Covered Officer’s misconduct contributed to such operational results error.
Executive Stock Ownership Guidelines (“Executive SOGs”)
The Compensation Committee maintains Executive SOGs to further align the interests of the Company’s executive officers with the interests of our stockholders. Under the Executive SOGs, our executives are expected to accumulate and hold a minimum number of shares of our common stock. Our Executive SOGs provide that:
•Our Chief Executive Officer is expected to accumulate and hold throughout his or her service as Chief Executive Officer, an amount of our qualifying equity securities equal to the lesser of (i) the value of five times her annual base salary, or (ii) a fixed number of shares having a value equal to five times her annual base salary on July 29, 2021, the date of adoption of the guidelines; and
•Each other executive officer is expected to accumulate and hold an amount of our qualifying equity securities equal to the lesser of (i) three times his or her annual base salary, or (ii) a fixed number of shares having a value equal to three times his or her annual base salary on the date of adoption of the guidelines.
•The only equity awards that count toward the requisite holding requirements of our SOGs are unvested time-based RSUs or restricted stock directly owned by an executive officer or held in trust, limited partnerships, or similar entities for the benefit of such executive officer or his or her immediate family members; unearned performance-based equity awards and unexercised options do not count towards the holding requirements.
As of the end of 2025, all of our executive officers were in compliance with our Executive SOGs.
Compensation Policies and Practices as They Relate to Risk Management
The Compensation Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Compensation Committee’s determination include the following:
•The fixed (or base salary) component of our executive and employee compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics.
•The AIP provides for a maximum payout of 150% of the target bonus, with predetermined performance goals and metrics established and approved by the Compensation Committee.
•A significant portion of the compensation paid to our executive officers and the members of our Board is in the form of equity with time-based or performance-based vesting. The time-based equity component of our compensation program is intended to discourage employees from taking actions that focus only on our short-term

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success and helps align our employees with our stockholders and on our long-term performance. Our employee equity-based awards have time-based vesting, generally over a period of four years.
•We utilize performance-based equity awards to incentivize and reward senior leaders for driving achievement of Company performance goals. These performance-based equity awards vest upon the attainment of specified goals during a set period of time and subject to the Compensation Committee’s approval.
•We maintain internal controls over the measurement and calculation of material financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.
•We do not impose caps on cash incentive awards in our sales incentive plans, allowing our sales teams to remain highly motivated to meet and exceed their goals. However, we have strong internal controls in place to ensure that awards are granted only to sales teams that uphold the highest standards of integrity. We believe these controls help safeguard against potential misconduct and reinforce our commitment to ethical business practices.
•Our employees are required to comply with our Code of Business Conduct and Ethics, which covers, among other things, accuracy in financial and business records keeping. Further, our sales teams are also subject to a specific sales code of conduct which we believe enforces customer-centered behaviors including compliance with all consumer protection laws and fosters a culture of absolute integrity in our employees. The vesting of an employee’s equity awards is conditioned upon his or her compliance with his or her agreements with us, including, but not limited to, these codes of conduct.
•Our securities trading policies prohibit hedging and pledging transactions to align the interests of our executive officers, employees, non-employee directors and consultants with those of our stockholders, ensuring our executive officers remain engaged in the Company’s long-term performance.
Compensation Setting Process
Pursuant to its charter and in accordance with applicable Nasdaq listing standards, our Compensation Committee is responsible for reviewing, evaluating and approving the compensation arrangements of our NEOs and for establishing and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from its independent compensation consultant as well as members of our executive management team when discussing the performance and compensation of other executive officers, and in determining the financial and accounting implications of our compensation programs and hiring decisions. The Compensation Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs, and for 2025, worked with Meridian as its independent compensation consultant. For additional information on the Compensation Committee, see “Committees of the Board of Directors – Compensation Committee” in this proxy statement.
In 2025, our Compensation Committee reviewed and assessed our compensation philosophy, which is intended to promote Sunrun’s core values and our stockholders’ key priorities. Following this review, they agreed that market data with respect to base salary, target bonus opportunities and annual long-term incentive grant values would make reference to the median of our established peer group. The Company does not use a formulaic approach to establish executive pay levels and instead references various factors and inputs as discussed below. Our Compensation Committee also determined it was in the Company’s and its stockholders’ best interest to continue to place an increased emphasis on long-term performance-based equity incentives.
In 2025, the Compensation Committee considered numerous factors in determining base salary levels, target bonus opportunities and equity grants to our NEOs. The Compensation Committee reviewed the performance of our executive officers, taking into consideration financial, operational, customer, strategic, product and competitive factors, as well as the succession planning and retention objectives for our various NEO positions.
The Compensation Committee also referenced relevant market data results from our benchmarking peer group and custom cut data from the Aon Radford Global Survey for our NEOs that is prepared by the Compensation Committee’s independent consultant. The custom cut data of Aon Radford Global Survey data is comprised of companies in relevant industries with $1B - $5B in revenue.
Except with respect to the compensation of our Chief Executive Officer in 2025, our Chief Executive Officer made recommendations to the Compensation Committee regarding the compensation for our executive officers, which was also taken into account by the Compensation Committee in making its decisions regarding executive compensation. Our Chief

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Executive Officer was not present for the discussions of our Compensation Committee regarding her performance and compensation.
Role of Management
The role of management is to design our executive compensation programs, policies and governance and make recommendations to the Compensation Committee regarding these matters. In this respect, management reviews the effectiveness of our compensation programs, including competitiveness and alignment with Sunrun’s performance goals. Management also proposes enhancements to our compensation programs to drive performance goals and reviews and makes recommendations with respect to the adoption and approval of, or modifications to, company-wide equity incentive compensation plans. Our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to base salaries, cash incentive awards, equity incentive awards and other awards for NEOs, other than the Chief Executive Officer.
Role of the Compensation Consultant
The Compensation Committee continued to retain Meridian to advise on our 2025 executive compensation programs, practices and decisions given Meridian’s independence and expertise.
During 2025, Meridian provided the following services as requested by the Compensation Committee:
•Assisted in the development of the 2025 compensation peer group, analyzed the relevant proxy-disclosed pay data along with the Aon Radford Technology Survey data to assess overall market competitive compensation practices;
•Supported the Committee’s review and determination of our CEO’s target pay;
•Assisted with the design of our PSUs;
•Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an analysis of the effectiveness of our equity incentive program as a retention tool);
•Reviewed and assessed our current compensation programs and identified certain changes for the Compensation Committee’s consideration to potentially implement in order to remain competitive with the market, as well as conducted an equity burn rate and overhang analysis; and
•Advised on regulatory developments relating to executive compensation.
During 2025, the Compensation Committee reviewed the fees paid to Meridian relative to Meridian’s revenues, the services provided by Meridian to the Compensation Committee, any relationships between Meridian and its individual consultants and our executive officers, any stock ownership of Sunrun by Meridian, and other factors relating to Meridian’s independence. The Compensation Committee concluded that Meridian is independent within the meaning of the Nasdaq listing standards and that its engagement did not present any conflicts of interest.
Executive Compensation Peer Group
Our Compensation Committee, with guidance from Meridian Compensation Partners, selected our primary compensation peer group to be used for 2025 compensation decisions. To ensure alignment with Sunrun's go-forward strategy, the 2025 peer group was adjusted to be less focused on software companies and more focused on renewable energy and home services/solutions companies. In 2025, SunPower was removed from the peer group due to filing for bankruptcy.
We use a scoring process to evaluate current and potential peer companies. Revenue is our primary characteristic used to evaluate a benchmarking peer. Other inputs like industry comparability, market cap, and location are used more often as secondary measures. Our 2025 peer group includes 19 companies, with Sunrun’s revenues positioned at the 39th percentile.
Our primary compensation peer group for 2025 consisted of the following companies:

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Renewable Energy Peers (14)		Home Solutions Peers (4)	Leasing Peer (1)
Array Technologies, Inc (ARRY)	Generac Holdings, Inc. (GNRC)	ADT Inc (ADT)	Air Lease Corp (AL)
Bloom Energy Corp (BE)	Gibraltar Industries Inc (ROCK)	Alarm.com Holdings Inc (ALRM)
EnerSys (ENS)	Hawaiian Electric Industries Inc. (HE)	Resideo Technologies Inc (REZI)
Enphase Energy, Inc. (ENPH)	Monolithic Power Systems Inc (MPWR)	Zillow Group Inc (Z)
First Solar Inc. (FSLR)	Plug Power Inc. (PLUG)
Fluence Energy Inc. (FLNC)	Nextpower (NXT)
SolarEdge Technologies Inc. (SEDG)	Sunnova Energy International Inc. (NOVA)
Tax Considerations
Limitation on Deductibility of Executive Compensation
While Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers, the Compensation Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.
No Tax Reimbursement of Parachute Payments and Deferred Compensation
We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during 2025, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other tax reimbursement.

Sunrun Inc. — 2026 Proxy Statement	46

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be incorporated by reference in our Annual Report on Form 10-K for 2025 and included in this proxy statement.
Submitted by the Compensation Committee of our Board:

Katherine August-deWilde (Chair)
Alan Ferber
Sonita Lontoh

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Sunrun Inc. — 2026 Proxy Statement	47

Summary Compensation Table - Fiscal Year 2025, 2024, and 2023
The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our NEOs for the fiscal years ended December 31, 2025, 2024 and 2023.

Name	Year	Salary	Bonus	Option Awards(1)	Stock Awards(1)(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation(4)	Total

Mary Powell, Chief Executive Officer	2025	$850,000	$—	$—	$5,767,490	$1,698,300	$15,342	$8,331,132
	2024	$850,000	$—	$—	$7,129,752	$1,461,150	$14,345	$9,455,247
	2023	$840,384	$—	$—	$11,750,750	$1,147,500	$11,550	$13,750,184

Paul Dickson, President and Chief Revenue Officer	2025	$600,000	$—	$—	$4,456,694	$799,200	$12,840	$5,868,734
	2024	$570,492	$—	$—	$5,509,331	$687,600	$17,267	$6,784,690
	2023	$471,346	$500,000	$—	$6,551,384	$367,200	$11,550	$7,901,480

Danny Abajian, Chief Financial Officer	2025	$504,000	$—	$—	$3,932,382	$570,629	$12,840	$5,019,851
	2024	$480,000	$—	$—	$4,861,187	$467,568	$13,053	$5,821,808
	2023	$471,346	$—	$—	$6,551,384	$367,200	$11,550	$7,401,480

Jeanna Steele, Chief Legal Officer & Chief People Officer	2025	$475,000	$—	$—	$2,359,432	$474,525	$13,152	$3,322,109
	2024	$468,852	$—	$—	$2,916,684	$408,263	$13,353	$3,807,152
	2023	$446,154	$—	$—	$3,930,823	$303,750	$11,550	$4,692,277
(1)The amounts reported represent the grant date fair value of stock awards, as applicable, granted to the NEOs during the applicable year as computed in accordance with ASC 718. Note that amounts reported in this column reflect the accounting cost for these stock awards, as applicable, and do not correspond to the actual economic value that may be received by the NEOs from the stock awards. The grant date fair value for RSU awards was determined using the closing price of our common stock on the grant date multiplied by the number of shares subject to the award. The grant date fair value for the Cash Generation PSU was determined using the closing price of our common stock on the grant date. For the rTSR PSUs, consistent with ASC 718, the grant date fair value was determined using a Monte Carlo simulation performed as of the date of grant by an independent third party, the assumption of with are disclosed below.

rTSR PSU Award Grant Date	Dividend Yield	Interest Rate	Historical Volatility	Remaining Performance Period on the Grant Date (Years)
4/10/2025	—%	3.85%	85.2%	2.72 Years
(2)The amounts reported for 2025 are inclusive of the rTSR PSUs and the Cash Generation PSUs for Mses. Powell and Steele and Messrs. Abajian and Dickson. A description of these PSU awards and the performance-based vesting conditions are provided in the section titled “Compensation Discussion and Analysis - Equity Awards - PSU Awards.” The value of each rTSR PSU award on the grant date (assuming the maximum level of performance conditions will be achieved) is $4,248,737 for Ms. Powell; $3,283,118 for Mr. Dickson; $2,896,875 for Mr. Abajian; and $1,738,125 for Ms. Steele, which is based on the product of the target vesting of the rTSR PSUs and the grant date fair value of the award. The value of each Cash Generation PSU award on the grant date (assuming the maximum level of performance conditions will be achieved) is $2,763,741 for Ms. Powell; $2,135,620 for Mr. Dickson; $1,884,375 for Mr. Abajian; and $1,130,625 for Ms. Steele, which is based on the product of the target vesting of the Cash Generation PSUs and the grant date fair value of the award.
(3)The amounts reported for 2025 represent the amounts earned and payable under the 2025 bonus plan, all of which were paid in April 2026.
(4)The amounts reported in this column include, for all NEOs, $12,600 in matching contributions under Sunrun’s 401(k) plan, and company contributions in respect of group term life insurance of $2,742 for Ms. Powell, $240 for Mr Dickson, $552 for Ms. Steele, and $240 for Mr. Abajian.

Sunrun Inc. — 2026 Proxy Statement	48

Grants of Plan-Based Awards in Fiscal Year 2025
The following table presents, for each of our NEOs, information concerning grants of plan-based awards made during fiscal 2025. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3)($)
Mary Powell	—	637,500	1,275,000	1,912,500	—	—	—	—	$—
RSUs	4/10/2025	$—	$—	$—	—	—	—	375,000	$2,261,250
PSUs(4)	4/10/2025	$—	$—	$—	114,583	229,166	458,332	—	$2,124,369
PSUs(5)	4/10/2025	$—	$—	$—	114,583	229,166	458,332	—	$1,381,871
Paul Dickson	—	$300,000	$600,000	$900,000	—	—	—	—	$—
RSUs	4/10/2025	$—	$—	$—	—	—	—	289,772	$1,747,325
PSUs(4)	4/10/2025	$—	$—	$—	88,542	177,083	354,166	—	$1,641,559
PSUs(5)	4/10/2025	$—	$—	$—	88,542	177,083	354,166	—	$1,067,810
Danny Abajian	—	$214,200	$428,400	$642,600	—	—	—	—	$—
RSUs	4/10/2025	$—	$—	$—	—	—	—	255,681	$1,541,756
PSUs(4)	4/10/2025	$—	$—	$—	78,125	156,250	312,500	—	$1,448,438
PSUs(5)	4/10/2025	$—	$—	$—	78,125	156,250	312,500	—	$942,188
Jeanna Steele	—	$178,125	$356,250	$534,375	—	—	—	—	$—
RSUs	4/10/2025	$—	$—	$—	—	—	—	153,409	$925,056
PSUs(4)	4/10/2025	$—	$—	$—	46,875	93,750	187,500	—	$869,063
PSUs(5)	4/10/2025	$—	$—	$—	46,875	93,750	187,500	—	$565,313
(1)The amounts reported relate to cash incentive compensation opportunities under our AIP. The actual amounts paid to our NEOs are set forth in the "Summary Compensation Table" above, and the calculation of the actual amounts paid is discussed more fully in the section titled "Executive Compensation - Compensation Discussion and Analysis - 2025 Annual Bonus Incentive Plan Awards" above.
(2)The amounts reported relate to rTSR and Cash Generation PSUs for Mses. Powell and Steele and Messrs. Abajian and Dickson. The PSUs are reported at (i) threshold assuming 50% achievement, (ii) target assuming 100% achievement, and (iii) maximum assuming 200% achievement. Actual performance vesting will be determined based on achievement of the performance-based vesting conditions for the rTSR PSUs and Cash Generation PSUs. PSUs are described more fully in the section titled “Compensation Discussion and Analysis—Equity Awards—PSU Awards.”
(3)The amounts reported represent the grant date fair value of the stock awards granted to the NEOs during 2025 as computed in accordance with ASC 718. Please see footnotes (1) and (2) to the Summary Compensation Table for more information.
(4)Inclusive of rTSR PSUs that were granted with the intent to further drive and accelerate Company performance.
(5)Inclusive of Cash Generation PSUs that were granted with the intent to align the interests of our executives with our stockholders by emphasizing sustainable growth, financial discipline and long-term value creation.

Sunrun Inc. — 2026 Proxy Statement	49

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards held by our NEOs as of December 31, 2025. The awards are subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change-in-Control” section of this proxy statement.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(18)

Mary Powell	8/31/2021 (1)	74,294	—	$44.25	8/31/2031	—	—	—	—
	8/31/2021 (2)	—	—	—	—	14,065	$258,796	—	—
	3/7/2022 (3)	138,353	9,226	$27.92	3/7/2032	—	—	—	—
	3/7/2022 (4)	—	—	—	—	6,368	$117,171	—	—
	4/10/2023 (5)	—	—	—	—	75,128	$1,382,355	—	—
	4/10/2023 (6)	—	—	—	—	35,192	$647,533	—	—
	8/29/2023 (7)	—	—	—	—	—	—	118,127	$2,173,537
	4/10/2024 (8)	—	—	—	—	132,438	$2,436,859	—	—
	5/29/2024 (9)	—	—	—	—	220,667	$4,060,273	—	—
	5/29/2024 (10)	—	—	—	—	—	—	133,496	$2,456,326
	4/10/2025 (11)	—	—	—	—	375,000	$6,900,000	—	—
	4/10/2025 (12)	—	—	—	—	—	—	229,166	$4,216,654
	4/10/2025 (13)	—	—	—	—	—	—	458,332	$8,433,309

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	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(18)

Paul Dickson	9/12/2019 (1)	12,602	—	$13.44	9/12/2029	—	—	—	—
	6/1/2020 (1)	25,091	—	$14.93	6/1/2030	—	—	—	—
	9/8/2020 (1)	4,360	—	$51.44	9/8/2030	—	—	—	—
	10/21/2020 (1)	16,996	—	$56.82	10/20/2030	—	—	—	—
	7/7/2021 (1)	12,912	—	$53.69	7/6/2031	—	—	—	—
	12/6/2021 (1)	57,283	—	$40.35	12/5/2031	—	—	—	—
	12/6/2021 (2)	—	—	—	—	3,291	$60,554	—	—
	3/7/2022 (3)	83,011	5,536	$27.92	3/6/2032	—	—	—	—
	3/7/2022 (4)	—	—	—	—	3,821	$70,306	—	—
	4/10/2023 (5)	—	—	—	—	51,224	$942,522	—	—
	4/10/2023 (6)	—	—	—	—	23,994	$441,490	—	—
	8/29/2023 (7)	—	—	—	—	—	—	53,694	$987,970
	4/10/2024 (8)	—	—	—	—	102,339	$1,883,038	—	—
	5/29/2024 (9)	—	—	—	—	170,515	$3,137,476	—	—
	5/29/2024 (10)	—	—	—	—	—	—	103,155	$1,898,052
	4/10/2025 (11)	—	—	—	—	289,772	$5,331,805	—	—
	4/10/2025 (12)	—	—	—	—	—	—	177,083	$3,258,327
	4/10/2025 (13)	—	—	—	—	—	—	354,166	$6,516,654

Sunrun Inc. — 2026 Proxy Statement	51

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(18)

Danny Abajian	3/20/2018 (1)	12,082	—	$8.05	3/20/2028	—	—	—	—
	3/14/2019 (1)	10,554	—	$14.57	3/14/2029	—	—	—	—
	8/2/2019 (1)	35,000	—	$19.49	8/2/2029	—	—	—	—
	6/7/2021 (1)	13,894	—	$43.51	6/7/2031	—	—	—	—
	4/6/2022 (14)	11,632	1,058	$28.80	4/6/2032	—	—	—	—
	4/6/2022 (15)	—	—	—	—	961	$17,682	—	—
	6/10/2022 (16)	81,117	11,590	$25.84	6/10/2032	—	—	—	—
	6/10/2022 (17)	—	—	—	—	7,996	$147,126	—	—
	6/10/2022 (2)	—	—	—	—	10,874	$200,082	—	—
	4/10/2023 (5)	—	—	—	—	51,224	$942,522	—	—
	4/10/2023 (6)	—	—	—	—	23,994	$441,490	—	—
	8/29/2023 (7)	—	—	—	—	—	—	53,694	$987,970
	4/10/2024 (8)	—	—	—	—	90,299	$1,661,502	—	—
	5/29/2024 (9)	—	—	—	—	150,454	$2,768,354	—	—
	5/29/2024 (10)	—	—	—	—	—	—	91,020	$1,674,768
	4/10/2025 (11)	—	—	—	—	255,681	$4,704,530	—	—
	4/10/2025 (12)	—	—	—	—	—	—	156,250	$2,875,000
	4/10/2025 (13)	—	—	—	—	—	—	312,500	$5,750,000

Sunrun Inc. — 2026 Proxy Statement	52

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(18)

Jeanna Steele	3/20/2018 (1)	5,626	—	$8.05	3/20/2028	—	—	—	—
	6/15/2018 (1)	8,813	—	$13.63	6/15/2028	—	—	—	—
	3/14/2019 (1)	17,987	—	$14.57	3/14/2029	—	—	—	—
	3/30/2020 (1)	8,823	—	$9.81	3/30/2030	—	—	—	—
	3/4/2021 (1)	18,666	—	$53.42	3/4/2031	—	—	—	—
	3/4/2021 (2)	—	—	—	—	2,864	$52,698	—	—
	12/6/2021 (1)	40,916	—	$40.35	12/6/2031	—	—	—	—
	3/7/2022 (3)	55,340	3,691	$27.92	3/7/2032	—	—	—	—
	3/7/2022 (4)	—	—	—	—	2,547	$46,865	—	—
	4/10/2023 (5)	—	—	—	—	30,734	$565,506	—	—
	4/10/2023 (6)	—	—	—	—	14,397	$264,905	—	—
	8/29/2023 (7)	—	—	—	—	—	—	32,216	$592,779
	4/10/2024 (8)	—	—	—	—	54,179	$996,894	—	—
	5/29/2024 (9)	—	—	—	—	90,271	$1,660,986	—	—
	5/29/2024 (10)	—	—	—	—	—	—	54,611	$1,004,842
	4/10/2025 (11)	—	—	—	—	153,409	$2,822,726	—	—
	4/10/2025 (12)	—	—	—	—	—	—	93,750	$1,725,000
	4/10/2025 (13)	—	—	—	—	—	—	187,500	$3,450,000

(1)The stock option is fully vested and immediately exercisable.
(2)The TVG PSUs vested in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. Based on performance during the last completed fiscal year, the number of shares subject to each NEO’s TVG PSU awards reflects actual performance.
(3)Twenty-five percent of the shares subject to the option vested on March 6, 2023, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us.
(4)The RSUs vest over four years. Twenty-five percent of the RSUs vested on March 6, 2023, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us.
(5)The RSUs vest over four years. Twenty-five percent of the RSUs vested on April 6, 2024, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us.
(6)The rTSR PSUs vested in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis - Equity Awards - PSU Awards” above. The number of shares and the payout value for rTSR PSUs reflects actual performance.
(7)The SVA PSUs will vest in accordance with the performance-based vesting conditions described in "Compensation Discussion and Analysis - Equity Awards - PSU Awards" above. The number of shares subject to each NEO's SVA PSU award reflects payout at threshold since the applicable performance metrics as measured through the end of 2025 did not exceed threshold levels.
(8)The RSUs vest over four years. Twenty-five percent of the RSUs vested on April 6, 2025, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us.

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(9)The Cash Generation PSUs vested in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. The number of shares and the payout value for Cash Generation PSUs reflects actual performance.
(10)The rTSR PSUs will vest in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis - Equity Awards - PSU Awards” above. The number of shares subject to each NEO's rTSR PSU award reflects payout at target since the applicable performance metrics as measured through the end of 2025 exceeded threshold levels but did not exceed target levels.
(11)The RSUs vest over four years. Twenty-five percent of the RSUs vested on April 6, 2026, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us.
(12)The Cash Generation PSUs vest in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. Based on performance during the last completed fiscal year, the number of shares subject to each NEO’s Cash Generation PSUs reflects payout at target since the applicable performance metrics as measured through the end of 2025 exceeded threshold levels but did not exceed target levels.
(13)The rTSR PSUs will vest in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis - Equity Awards - PSU Awards” above. The number of shares subject to each NEO's rTSR PSU award reflects payout at target since the applicable performance metrics as measured through the end of 2025 exceeded target levels.
(14)Twenty-five percent of the shares subject to the option vested on April 6, 2023, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us.
(15)The RSUs vest over four years. Twenty-five percent of the RSUs vested on April 6, 2023, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us.
(16)Twenty-five percent of the shares subject to the option vested on June 6, 2023, and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us.
(17)The RSUs vest over four years. Twenty-five percent of the RSUs vested on June 6, 2023, and the remaining RSUs vest in equal quarterly installments thereafter, subject to continued service to us.
(18)The amounts in these columns represents the market value of the shares underlying the RSUs (including PSUs that are no longer subject to performance-based conditions) and PSUs that remain subject to performance-based conditions, as applicable, as of December 31, 2025, based on the closing price of our common stock, as reported on Nasdaq, of $18.40 per share on December 31, 2025.

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Option Exercises and Stock Vested in Fiscal Year 2025
The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs and PSUs during fiscal year 2025 by each of our NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Mary Powell	—	$—	180,298	$1,900,403
Paul Dickson	17,374	$204,537	121,728	$1,304,918
Danny Abajian	—	$—	117,758	$1,235,549
Jeanna Steele	—	$—	71,339	$769,046
(1)The value realized on exercise is pre-tax and represents the difference between the market price of the shares of our common stock underlying the options when exercised and the applicable exercise price.
(2)The value realized on vesting is calculated by multiplying the number of shares of common stock by the fair market value of the underlying shares on the applicable vesting date.

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Potential Payments upon Termination or Change-in-Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below for each of our NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal year 2025 (December 31, 2025), and the price per share of our common stock was the closing price as of that date ($18.40 per share). These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) plan.
There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is different.

Name	Disability(1)	Death(1)	Termination Without Cause or Resignation for Good Reason(2)	Termination Without Cause or Resignation for Good Reason in Connection with a Change-in-Control(3)	Change-in-Control Where Awards Are Not Assumed or Substituted(4)
Mary Powell
Cash severance payments	—	—	$2,154,325	$3,187,500	—
Continued health coverage	—	—	$22,417	$33,625	—
Accelerated vesting(3)	$25,055,482	$25,055,482	$12,527,741	$25,055,482	$30,909,277
Total:	$25,055,482	$25,055,482	$14,704,483	$28,276,607	$30,909,277

Paul Dickson
Cash severance payments	—	—	$827,400	$1,200,000	—
Continued health coverage	—	—	$14,893	$29,786	—
Accelerated vesting(3)	$19,019,859	$19,019,859	$9,509,930	$19,019,859	$23,540,224
Total:	$19,019,859	$19,019,859	$10,352,223	$20,249,645	$23,540,224

Danny Abajian
Cash severance payments	—	—	$669,384	$932,400	—
Continued health coverage	—	—	$16,095	$32,189	—
Accelerated vesting(3)	$17,191,838	$17,191,838	$8,595,919	$17,191,838	$21,183,055
Total:	$17,191,838	$17,191,838	$9,281,398	$18,156,427	$21,183,055

Jeanna Steele
Cash severance payments	—	—	$593,506	$831,250	—
Continued health coverage(5)	—	—	—	—	—
Accelerated vesting(3)	$10,195,698	$10,195,698	$5,097,849	$10,195,698	$12,590,439
Total:	$10,195,698	$10,195,698	$5,691,355	$11,026,948	$12,590,439

(1)In the event of disability or death, unvested RSUs and PSUs will fully accelerated with PSUs vesting at target performance.
(2)Any cash severance payments payable under our Severance Plan (applicable to Mses. Powell and Steele and Messrs. Abajian and Dickson) in connection with a termination without cause or good reason resignation not related to a change in control are generally paid over the applicable severance benefit period, which is 12 months for Ms. Powell and six months for Ms. Steele and Messrs. Abajian and Dickson, unless the Company elects in its discretion to pay such amounts in a single lump sum. Any cash severance benefits payable under our Severance Plan in connection with a change in control related termination are paid in a single lump sum. In order to receive the severance benefits, the NEO must sign and not revoke a release of claims in our favor within the timeframe set forth in the Severance Plan. See section titled “Compensation Discussion and Analysis - Severance and Change in Control Benefits” for additional information on our Severance Plan.
(3)These amounts are inclusive of awarded stock options, RSUs, rTSR PSUs, Cash Generation PSUs, SVA PSUs and TVG PSUs. All awards (other than the SVA PSUs) are assumed accelerated at 50% attainment under a “Termination Without Cause or Resignation for Good Reason” triggering event in accordance with the Severance Plan and 100% attainment under a “Termination Without Cause or Resignation for Good

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Reason in Connection with a Change-in-Control” triggering event in accordance with our Severance Plan, in each case, assuming the performance criteria on the PSUs was met at 100% of target performance. SVA PSUs have bespoke vesting provisions. See section titled “Compensation Discussion and Analysis — Severance and Change in Control Benefits” for additional information on how to determine vesting acceleration for PSUs.
(4)Pursuant to our 2015 Equity Incentive Plan, in the event of a change in control where the successor corporation does not assume or substitute for outstanding awards granted under the plan, participants will fully vest in their equity awards, with performance-based awards vesting at the greater of 100% of target levels and the actual level of achievement to which such awards are tracking as of the date of the change in control.
(5)Under our Severance Plan, Ms. Steele is eligible to receive continued health coverage; however, in 2025, she did not elect to obtain health coverage through the Company.
Pay Versus Performance
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and NEO pay. For additional information about our compensation philosophy and how we align executive compensation with Company performance, refer to the "Compensation Discussion and Analysis" section above.
The following table reports the compensation of our Principal Executive Officer (“PEO”) and the average compensation of the other non-PEO NEOs (“Non-PEO NEOs”) as reported in the Summary Compensation Table for the past five fiscal years, as well as Compensation Actually Paid (“CAP”) are calculated in accordance with new SEC Pay Versus Performance (“PVP”) disclosure requirements and certain performance measures required by the rules. The disclosure covers our five most-recent fiscal years. Dollar amounts reported as CAP are calculated in accordance with Item 402(v) of Regulation S-K, and our Board believes that it is important to recognize that these amounts resulting from the calculation methodology required by the SEC, differ from the actual amount of compensation earned by or paid to our PEO and NEOs and the compensation decisions described in the “Compensation Discussion and Analysis” section above during the applicable years.

Year (a)	Summary Compensation Table Total for PEO($)(1)		Compensation Actually Paid to PEO($)(3)		Average Summary Compensation Table Total for Non-PEO NEOs(4)($) (f)	Average CAP to Non-PEO NEOs(5)($) (g)	Value of Initial Fixed $100 Investment Based On:(6)		Net Income (loss)(7)($) (j)	Cash Generation ($)(8)
	Ms. Powell(2) (b)	Ms. Jurich (c)	Ms. Powell (d)	Ms. Jurich (e)			Total Shareholder Return($) (h)	Peer Group Total Shareholder Return($) (i)
2025	8,336,194	―	25,500,516	―	4,739,619	14,853,277	27	48	449,947	377,000,000
2024	9,455,247	―	2,036,416	―	5,471,217	1,475,370	13	32	(2,846,167,000)	(58,000,000)
2023	13,750,184	―	8,003,826	―	5,084,004	2,940,571	28	52	(1,604,497,000)	(112,000,000)
2022	8,340,158	―	6,595,785	―	4,466,331	1,928,957	35	71	173,377,000	(129,000,000)
2021	8,886,753	9,088,801	7,416,257	(5,630,059)	4,428,242	(2,905,641)	49	75	(79,423,000)	(291,000,000)
(1)The dollar amounts reported in columns (b) and (c) are the amounts of total compensation reported for Ms. Powell and Ms. Jurich, respectively, for each corresponding year in the “Total” column of the Summary Compensation Table. Ms. Jurich served as our Chief Executive Officer in 2021 until August 31, 2021, when Ms. Powell commenced service as our Chief Executive Officer.
(2)The amount for Ms. Powell in 2021 includes $230,736 of her compensation for her service as a non-employee member of the Board prior to becoming a PEO.
(3)The dollar amounts reported in columns (d) and (e) represent the amount of CAP for Ms. Powell and Ms. Jurich, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total reported compensation for each year to determine the CAP:

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Average for PEO	2025	2024	2023	2022	2021
PEO	Ms. Powell	Ms. Powell	Ms. Powell	Ms. Powell	Ms. Powell	Ms. Jurich
Summary Compensation Table ("SCT") Derived Total for PEO (columns (b) and (c), as applicable)	8,336,194	9,455,247	13,750,184	8,340,158	8,886,753	9,088,801
Deduct: aggregate change in actuarial present value of pension benefits	―	―	―	—	—	—
Add: service cost of pension benefits	―	―	―	—	—	—
Add: prior service cost of pension benefits	―	―	―	—	—	—
Deduct: grant date fair value in the “Stock Awards” column of the SCT for applicable fiscal year	5,767,490	7,129,752	11,750,750	3,743,992	4,575,981	5,999,973
Deduct: grant date fair value in the “Option Awards” column of the SCT for applicable fiscal year	―	―	―	2,499,811	2,000,403	2,000,119
Add: fair value at applicable fiscal year end of awards granted during applicable fiscal year that remain unvested at applicable fiscal year end	18,478,411	5,853,133	7,164,426	5,142,324	5,099,331	3,808,596
Add / Deduct: change in fair value from the end of the prior fiscal year to the end of the applicable fiscal year of awards granted during prior fiscal year that were outstanding and unvested as of applicable fiscal year end	4,184,330	(4,943,945)	(833,983)	(1,169,682)	—	(8,298,444)
Add: vesting date fair value of awards granted in applicable fiscal year that vested during applicable fiscal year	―	―	―	561,804	—	1,284,158
Add / Deduct: change in fair value from the end of the prior fiscal year to the vesting date of awards granted during prior fiscal year that vested during applicable fiscal year	269,071	(1,198,267)	(326,051)	(35,016)	6,556	(3,513,078)
Deduct: fair value at prior-year end of awards granted during prior fiscal year that were forfeited during applicable fiscal year	―	―	―	—	—	—
Add: dollar value of dividends or other earnings paid during applicable fiscal year prior to vesting date	―	―	―	—	—	—
Add: excess fair value for equity award modifications	―	―	―	—	—	—
CAP to PEO (columns (d) and (e), as applicable)	25,500,516	2,036,416	8,003,826	6,595,785	7,416,257	(5,630,059)

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(4)The dollar amounts reported in column (f) represent the average of the amounts reported for the Company’s NEOs as a group (excluding our PEOs) in the “Total” column of the Summary Compensation Table in each applicable year. The following were our Non-PEO NEOs in 2025: Paul Dickson, Danny Abajian and Jeanna Steele. The following were our Non-PEO NEOs in 2024: Paul Dickson, Danny Abajian and Jeanna Steele. The following were our Non-PEO NEOs in 2023: Paul Dickson, Danny Abajian, Jeanna Steele, and Edward Fenster. The following were our Non-PEO NEOs in 2022: Edward Fenster, Paul Dickson, Tom vonReichbauer (who ceased to serve as Chief Financial Officer and an executive officer of the Company as of May 30, 2022), and Danny Abajian (who commenced service as our Chief Financial Officer and an executive officer of the Company on May 30, 2022), and Jeanna Steele. The following were our Non-PEO NEOs in 2021: Edward Fenster, Tom vonReichbauer, Chris Dawson, and Jeanna Steele.
(5)The dollar amounts reported in column (g) represent the average amount of CAP to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total reported compensation for the Non-PEO NEOs as a group for each year to determine the CAP, using the same methodology described above in Note 3:

Average Amounts for Non-PEO NEOs	2025	2024	2023	2022	2021
SCT Derived Total for Non-PEO NEOs (f)	4,739,619	5,471,217	5,084,004	4,466,331	4,428,242
Deduct: aggregate change in actuarial present value of pension benefits	―	―	―	―	―
Add: service cost of pension benefits	―	―	―	―	―
Add: prior service cost of pension benefits	―	―	―	―	―
Deduct: grant date fair value in the “Stock Awards” column of the SCT for applicable fiscal year	3,582,836	4,429,067	4,258,398	2,169,903	2,355,219
Deduct: grant date fair value in the “Option Awards” column of the SCT for applicable fiscal year	―	―	―	1,394,991	1,293,790
Add: Fair value at applicable fiscal year end of awards granted during applicable fiscal year that remain unvested at applicable fiscal year end	11,479,018	3,636,021	2,835,688	3,047,130	1,412,372
Add / Deduct: change in fair value from the end of the prior fiscal year to the end of the applicable fiscal year of awards granted during prior fiscal year that were outstanding and unvested as of applicable fiscal year end	2,074,409	(2,492,073)	(443,054)	(667,844)	(2,850,558)
Add: vesting date fair value of awards granted in applicable fiscal year that vested during applicable fiscal year	―	―	―	436,746	333,490
Add / Deduct: change in fair value from the end of the prior fiscal year to the vesting date of awards granted during prior fiscal year that vested during applicable fiscal year	143,067	(710,728)	(277,669)	(307,054)	(2,580,179)
Deduct: fair value at prior-year end of awards granted during prior fiscal year that were forfeited during applicable fiscal year	―	―	―	―	―
Add: dollar value of dividends or other earnings paid during applicable fiscal year prior to vesting date	―	―	―	―	―
Subtract: forfeited awards during applicable fiscal year	―	―	―	(1,481,457)	―
Add: excess fair value for equity award modifications	―	―	―	―	―
CAP to Non-PEO NEOs (g)	14,853,277	1,475,370	2,940,571	1,928,957	(2,905,641)
(6)Total Shareholder Return (“TSR”) is calculated by dividing (a) the sum of the cumulative amount of dividends (if applicable) for the measurement period, assuming dividend (if applicable) reinvestment in the security, and the difference between the Company’s stock price at the end and the beginning of the measurement period by (b) the Company’s stock price at the beginning of the measurement period. The peer group used for this purpose is the Invesco Solar ETF (ticker symbol: TAN) (the “PvP Peer Group”) and the TSR is calculated using the methodology described herein.

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(7)The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
Most Important Financial Performance Measures
The most important financial performance measures used by the company to link compensation actually paid to the company’s NEOs for the most recently completed fiscal year to the company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see section “Compensation Discussion and Analysis.”
•Cash Generation
•rTSR
•Stock Price
Relationship Between CAP and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. The first graph below illustrates the relationship between Company TSR and that of the PvP Peer Group and the PEO CAP and Average Non-PEO NEOs CAP. The second graph below illustrates the relationship between Net Income (loss) and PEO CAP and Average Non-PEO NEOs CAP. The third graph below illustrates the relationship between the CAP to our PEO and the average CAP to our Average non-PEO NEOs to Cash Generation. As noted above, CAP for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years. For purposes of 2021, we have aggregated the CAP of our PEOs.
CAP and Cumulative TSR of the Company and Peer Group
The chart below shows the relationship between the CAP to our PEO and the average CAP to our Average non-PEO NEOs, on the one hand, to the Company’s cumulative TSR over the five years presented in the table, on the other. It also shows the relationship between the Company’s five-year cumulative TSR to the five-year cumulative TSR of the companies in our peer group.

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CAP and Net Income (Loss)
The chart below shows the relationship between the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs, on the one hand, to the Company’s Net Income over the five years presented in the table, on the other.
CAP and Cash Generation
The chart below shows the relationship between the CAP to our PEO and the average CAP to our Average non-PEO NEOs, on the one hand, to the Company’s Cash Generation over the five years presented in the table, on the other.

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All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We did not grant stock options to our employees, including our NEOs, in 2025. In prior years, we have granted stock options in connection with new hires and promotions, typically on or shortly after the employee’s start date or promotion. Additionally, we have historically granted annual refresh stock option awards in the first quarter of each fiscal year, with such grants typically approved at a regularly scheduled Compensation Committee meeting during that quarter.
We do not have any formal written policies governing the timing of stock option awards, stock appreciation rights, or similar instruments with option-like features. However, when determining the timing of stock option grants, the Compensation Committee considers whether there is any material nonpublic information (“MNPI”) related to the Company. We do not seek to align the timing of stock option awards with the public disclosure of MNPI, nor have we ever timed the release of MNPI to influence the value of executive compensation.
Pay Ratio Disclosure
We are providing below the ratio of the annual total compensation of our Chief Executive Officer, Mary Powell, to the annual total compensation of our median employee (excluding our Chief Executive Officer). For fiscal year 2025:
•Ms. Powell’s annual total compensation in 2025 was $8,331,132;
•The annual total compensation of our median employee was $77,914; and
•The ratio of Ms. Powell’s annual total compensation to the annual total compensation of our median employee was 107 to 1.
To identify our median employee, we took the following steps:
•We selected December 31, 2025, the last day of our 2025 fiscal year, as the determination date for purposes of identifying our median employee.

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•We selected our median employee based on approximately 7,426 full-time and part-time W-2 workers who were employed as of the determination date.
•We selected our median employee using a compensation measure of total Federal taxable W-2 earnings for fiscal year 2025 that consists of cash compensation (base salary, hourly wages, overtime pay, and quarterly and annual incentive compensation) and other taxable earnings.
•We did not rely on the data privacy or de minimis exceptions pursuant to SEC rules. We also did not annualize compensation for any employees that were only employed for part of fiscal year 2025, nor did we use any cost-of-living adjustment.
•All employees except for our Chief Executive Officer were ranked from lowest to highest with the median determined from this list.
Once we identified our median employee, we determined that employee’s annual total compensation in the same manner that we calculate the total compensation of our Chief Executive Officer and other NEOs for purposes of the Summary Compensation Table. This annual total compensation amount for our median employee was then compared to the amount reported in the “Total” column for our Chief Executive Officer in the Fiscal 2025 Summary Compensation Table to determine the pay ratio.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. Because SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options(4) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	16,495,938(3)	$18.66	43,141,585
Equity compensation plans not approved by stockholders(2)
Total	16,495,938		43,141,585
(1)Includes the following plans: 2015 Plan and ESPP. Our ESPP provides that on January 1st of each fiscal year commencing in 2016 and ending on (and including) January 1, 2035, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of (i) 5,000,000 shares; (ii) 2% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our Board may determine. Number of securities remaining available for future issuance under our ESPP is 22,524,069, including 4,513,240 shares from the ESPP that automatically increased on January 1, 2025 pursuant to the foregoing provision and shares subject to purchase during the current purchase period, which commenced on May 15, 2025.
(2)Does not include approximately 3,325,669 shares of common stock issuable for unvested outstanding RSUs and PSUs that we assumed as part of the acquisition of Vivint Solar and approximately 560,522 shares of common stock issuable upon exercise of outstanding stock options, with a weighted-average exercise price of $28.90 per share, which were granted under Sunrun-VSI 2014 Equity Incentive Plan. All PSUs are included at target performance and no shares will be issued until the specified performance targets have been met. The actual number of shares issued with respect to PSUs will be based on actual performance levels achieved, up to a maximum of 200% of the PSUs granted. No shares remain available for future issuance under this acquired plan.

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(3)This number includes 13,973,914 shares subject to RSUs or PSUs. All PSUs are included at target performance and no shares will be issued until the specified performance targets have been met. The actual number of shares issued with respect to PSUs will be based on actual performance levels achieved, up to a maximum of 300% of the PSUs granted.
(4)Weighted average exercise price relates solely to outstanding stock option shares, as shares subject to RSUs or PSUs have no exercise price.
Proposal #3: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has established strong practices to evaluate the qualifications, compensation, performance and independence of the independent registered public accounting firm both on an ongoing basis throughout the year and through the completion of an annual evaluation. Additional information regarding the Audit Committee’s duties and responsibilities is available in the Audit Committee’s charter located under the Governance Documents section of our investor relations website at investors.sunrun.com.
Our Audit Committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2026. EY has served as our independent registered public accounting firm during our fiscal year ended December 31, 2025 and since Sunrun became a publicly traded entity in 2015.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our Audit Committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the virtual Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of EY, our Board may reconsider the appointment. Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended December 31, 2025 and 2024.

	2025	2024
Audit Fees(1)	9,827,500	9,245,000
Audit-Related Fees(2)	194,500	323,500
Tax Fees(3)	32,252	13,131
Total Fees	10,054,252	9,581,631
_____________________
(1)Audit Fees for 2025 and 2024 consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, including fees related to audits of investment funds to be performed, review of our quarterly consolidated financial statements, assistance with and review of documents filed with the SEC and professional services provided in connection with EY’s report on internal controls over financial reporting for the consolidated financial statements.
(2)Audit-related fees were related to pre-implementation services around the future implementation of certain back-office software systems.

Sunrun Inc. — 2026 Proxy Statement	64

(3)Tax Fees consist of fees for tax advice and tax planning.
Auditor Independence
In our fiscal year ended December 31, 2025, there were no other professional services provided by EY that would have required our Audit Committee to consider their compatibility with maintaining the independence of EY.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY for our fiscal years ended December 31, 2025 and 2024 were pre-approved by our Audit Committee.
Recommendation of the Board

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Report of the Audit Committee

The Audit Committee is a committee of the Board comprised solely of independent directors as required by the Nasdaq listing standards and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on the company’s website at www.sunrun.com on the “Governance Documents” page under the “Investor Relations – Leadership & Governance” section. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. The company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:
•    reviewed and discussed the audited financial statements with management and EY;
•    discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (“SEC”); and
•    received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.
Based on the Audit Committee’s review and discussions with management and EY, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended December 31, 2025 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board:

John Trinta (Chair)
Leslie Dach
Sonita Lontoh
Craig Cornelius

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 1, 2026 for:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 234,492,403 shares of our common stock outstanding as of March 1, 2026. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 1, 2026 and issuable upon the vesting of RSUs held by the person within 60 days of March 1, 2026. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sunrun Inc., 600 California Street, Suite 1800, San Francisco, California 94108. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Mary Powell(1)	914,101	*
Paul Dickson(2)	720,331	*
Danny Abajian(3)	669,060	*
Jeanna Steele(4)	442,889	*
Edward Fenster(5)	2,113,321	*
Lynn Jurich(6)	3,119,230	1.33%
Katherine August-deWilde(7)	119,225	*
Leslie Dach(8)	103,379	*
Alan Ferber(9)	64,947	*
Sonita Lontoh(10)	41,510	*
John Trinta(11)	19,330	*
Craig Cornelius(12)	1,383	*
All executive officers and directors as a group (12 persons)(13)	8,328,706	3.55%
5% Stockholders:
BlackRock, Inc.(14)	34,852,998	14.86%
The Vanguard Group, Inc.(15))	22,325,106	9.52%
The Goldman Sachs Group, Inc.(16)	17,281,075	7.37%

Sunrun Inc. — 2026 Proxy Statement	67

*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)Consists of (i) 310,486 shares held of record by Ms. Powell, (ii) 221,873 shares issuable pursuant to outstanding stock options held by Ms. Powell which are exercisable within 60 days of March 1, 2026, and (iii) 381,742 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2026.
(2)Consists of (i) 212,996 shares held of record by Mr. Dickson, (ii) 217,791 shares issuable pursuant to outstanding stock options held by Mr. Dickson which are exercisable within 60 days of March 1, 2026, and (iii) 289,544 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2026.
(3)Consists of (i) 6,547 shares held of record by Mr. Abajian, (ii) 229,036 shares held of record by a trust for the benefit of Mr. Abajian and his family, (iii) 173,063 shares issuable pursuant to outstanding stock options held by Mr. Abajian which are exercisable within 60 days of March 1, 2026, and (iv) 260,414 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2026.
(4)Consists of (i) 126,920 shares held of record by Ms. Steele, (ii) 159,862 shares issuable pursuant to outstanding stock options held by Ms. Steele which are exercisable within 60 days of March 1, 2026 and (iii) 156,107 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2026.
(5)Consists of (i) 1,556,281 shares held of record by Mr. Fenster, (ii) 553,856 shares issuable pursuant to outstanding stock options held by Mr. Fenster which are exercisable within 60 days of March 1, 2026, and (iii) 3,184 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2026.
(6)Consists of (i) 607,123 shares held of record by Ms. Jurich, (ii) 1,600,000 shares held of record by Jurich Murray Holdings LLC, of which Ms. Jurich is the sole member, (iii) 910,833 shares issuable pursuant to outstanding stock options held by Ms. Jurich which are exercisable within 60 days of March 1, 2026, and (iv) 1,274 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2026.
(7)Consists of 119,225 shares held of record by a trust for the benefit of Ms. August-deWilde and her family.
(8)Consists of (i) 102,942 shares held directly by Mr. Dach, and (ii) 437 shares held of record by Mr. Dach’s spouse.
(9)Consists of (i) 54,947 shares held of directly by Mr. Ferber and (ii) 10,000 shares held of record by Brenda A. Ferber Trust.
(10)Consists of 41,510 shares held of record by Ms. Lontoh.
(11)Consists of 19,330 shares held of record by Mr. Trinta.
(12)Consists of 1,383 shares held of record by Mr. Cornelius.
(13)Consists of (i) 4,999,163 shares held of record, (ii) 2,237,278 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 1, 2026, and (iii) 1,092,265 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2026.
(14)This information is based solely on a Schedule 13G/A, filed with the SEC on October 17, 2025 by BlackRock, Inc. (“BlackRock”) reporting its beneficial ownership as of September 30, 2025. The Schedule 13G/A reports that BlackRock has sole voting power with respect to 34,326,319 shares and sole dispositive power with respect to 34,852,998 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(15)This information is based solely on a Schedule 13G/A, filed with the SEC on April 10, 2024 by The Vanguard Group, Inc. (“Vanguard”) reporting its beneficial ownership as of March 28, 2024. The Schedule 13G/A reports that Vanguard has shared voting power with respect to 73,247 shares, sole dispositive power with respect to 22,018,262 shares, and shared dispositive power with respect to 306,844 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(16)This information is based solely on a Schedule 13G/A, filed with the SEC on January 30, 2026 by The Goldman Sachs Group, Inc. (“Goldman Sachs”) reporting its beneficial ownership as of December 31, 2025. The Schedule 13G/A reports that Goldman Sachs has shared voting power with respect to 17,272,697.63 shares and shared dispositive power with respect to 17,279,536.63 shares. The address for Goldman Sachs is 200 West Street New York, NY 10282.

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Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on a review of copies of such reports filed with the SEC and written representations from our directors and executive officers that no other reports were required, we believe that during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-10% stockholders were complied with on a timely basis, except as described below.
Due to an inadvertent administrative oversight, one Form 4 for Maria Barak reporting the grant of a restricted stock unit award on April 10, 2025 was not filed within the required time period. The Form 4 was subsequently filed on October 8, 2025, promptly upon discovery of such omission.
In addition, a Form 4 filed on behalf of Lynn Jurich reporting transactions on September 8, 2025 inadvertently omitted a sale of shares of common stock executed pursuant to a Rule 10b5-1 trading plan on that date. The original Form 4 reported only the disposition of shares withheld to satisfy tax obligations in connection with the vesting of restricted stock units. An amended Form 4 was filed on October 3, 2025 to report the previously omitted transaction, and a related Form 144 was amended to reflect the Rule 10b5-1 trade. These omissions were the result of administrative error and were corrected promptly upon discovery.

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Certain Relationships and Related Transactions, and Director Independence

Policies and Procedures for Related Party Transactions
Our Audit Committee has the primary responsibility for reviewing and approving transactions with related persons. Our Audit Committee charter provides that our Audit Committee shall review and approve in advance any related person transactions. Our Board has adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our Audit Committee. In approving or rejecting any such transaction, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Since the beginning of our last fiscal year, there are no transactions, to which we were a party or will be a party, and none are currently proposed, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.
Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement, Annual Report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, including the Notice, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or us. Direct your written request to us to the Sunrun Inc., Attention: Investor Relations, 600 California Street, Suite 1800, San Francisco, CA 94108 or by telephone at (415) 510-4833. In the event a stockholder that received multiple copies would like to receive only one copy for such stockholder’s household, such stockholder should contact their bank, broker, or other nominee record holder, or contact us at the above address or phone number.

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Other Matters

Fiscal Year 2025 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2025 are included in our Annual Report on Form 10‑K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.sunrun.com under “Investors – Filings & Financials” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Sunrun Inc., Attention: Investor Relations, 600 California Street, Suite 1800, San Francisco, California 94108.
*    *    *
The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 15, 2026

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Questions and Answers Regarding 2026 Annual Meeting of Stockholders

To be held at 8:30 a.m. Pacific Time on Thursday, May 28, 2026
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at the 2026 annual meeting of stockholders of Sunrun Inc., a Delaware corporation (“Sunrun” or the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 28, 2026 at 8:30 a.m. Pacific Time, via a live audio-only webcast. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed or made available to stockholders on or about April 15, 2026 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on and how does the Board recommend I vote on these proposals?
Who is entitled to vote?
Holders of our common stock as of the close of business on April 2, 2026, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the close of business on the record date will be available at our headquarters, 600 California Street, Suite 1800, San Francisco, California 94108, for 10 days prior to the annual meeting to registered stockholders for any legally valid purpose related to the Annual Meeting. For additional information or to schedule an appointment to view the stockholder list during such period, please contact us at investors@sunrun.com.
Registered Stockholders. If on April 2, 2026, shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person during the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

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Street Name Stockholders. If on April 2, 2026, shares of our common stock are held on your behalf in a stock brokerage account, or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee, or other nominee as to how to vote your shares and are also invited to attend the Annual Meeting. Please follow the instructions provided by your broker, bank, trustee, or other nominee as to how to vote your shares. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, trustee, or other nominee as “street name stockholders.”
What constitutes a quorum for the Annual Meeting?
A quorum is required for stockholders to conduct business at the Annual Meeting. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. As of the close of business on the record date, there were 235,511,653 shares of our common stock outstanding. Shares present, in person or represented by proxy, including shares as to which authority to vote on any proposal is withheld, shares abstaining as to any proposal and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a stockholder’s shares) on any proposal will be considered present at the meeting for purposes of establishing a quorum.
How many votes do I have?
In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.
How many votes are needed to approve each proposal?
•Proposal No. 1: The election of our directors requires a plurality vote of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. “Plurality” means that the nine nominees who receive the largest number of votes cast “FOR” are elected as directors. Any shares not voted “FOR” a particular nominee (as a result of stockholder withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees.
•Proposal No. 2: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal No. 2.
•Proposal No. 3: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. As described in Proposal No. 2 above, an abstention will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this proposal. However, broker non-votes are not expected because Proposal 3 is a “routine” matter for which the broker has discretionary authority to vote on behalf of the beneficial owners. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal No. 3.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•By Internet: You may submit a proxy over the Internet by following the instructions at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time the day before the Annual Meeting (have your Notice or proxy card in hand when you visit the website);
•By Toll-free Telephone: You may submit a proxy by calling (800) 690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time the day before the Annual Meeting (have your Notice or proxy card in hand when you call);
•By Mail: You may complete, sign, and mail your proxy card (if you received printed proxy materials) which must be received by us no later than the day before the Annual Meeting; or

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•By Completing an Online Ballot at the Annual Meeting: You may attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RUN2026 and complete an online ballot at the Annual Meeting. Please have your 16-digit control number previously provided to you in your proxy materials and the meeting password.
Even if you plan to attend the Annual Meeting virtually via the Internet, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.
If you are a street name stockholder, you will receive voting instructions from your broker, bank, trustee, or other nominee. You must follow the voting instructions provided by your broker, bank, trustee, or other nominee in order to instruct your broker or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, by telephone or by Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares during the Annual Meeting unless you obtain a legal proxy from your broker, bank, trustee or other nominee.
Assistance and Additional Information
If you need assistance with submitting a proxy to vote your shares via the Internet, by telephone or by completing your Sunrun proxy card, or have questions regarding the virtual annual meeting, please contact MacKenzie Partners, the proxy solicitor for Sunrun, at (800) 322-2885 (toll-free for stockholders), (212) 929-5500 (collect for banks and brokers) or proxy@mackenziepartners.com.
Can I change my vote after submitting my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting in any one of the following ways:
•You may enter a new vote by Internet or by telephone until 11:59 p.m. Eastern Time the day before the Annual Meeting;
•You may submit another properly completed proxy card by mail with a later date, which must be received by us no later than the day before the Annual Meeting;
•You may send written notice that you are revoking your proxy to our Corporate Secretary at Sunrun Inc., 600 California Street, Suite 1800, San Francisco, CA 94108, which must be received by us no later than the day before the Annual Meeting; or
•You may attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RUN2026 and completing an online ballot at the Annual Meeting. Please have your 16-digit control number previously provided to you in your proxy materials and the meeting password. If you are a street name stockholder, your broker or nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the virtual Annual Meeting?
Access to the virtual meeting will begin at 8:15 a.m. Pacific Time on Thursday, May 28, 2026.
Registered Stockholders. If on April 2, 2026, shares of Sunrun common stock were registered directly with your name with AST, our transfer agent, you can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/RUN2026 and entering the 16-digit control number previously provided to you in your proxy materials.
Street Name Stockholders. If on April 2, 2026, shares of Sunrun common stock were held on your behalf in a stock brokerage account, or by a bank, trustee, or other nominee, you can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/RUN2026 and entering the 16-digit control number previously provided to you in your proxy materials. Street name stockholders who wish to attend the meeting but did not receive a 16-digit control number from their bank or brokerage firm, should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a stockholder to obtain a legal proxy either online or by mail.
The virtual Annual Meeting website will be active fifteen minutes prior to the start of the meeting and stockholders are encouraged to log in to the meeting early. Only stockholders who have a 16-digit control number may attend the meeting and vote during the meeting. Stockholders experiencing technical difficulties accessing the meeting may call the support

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number which appears on the login page.
Why are you holding a virtual Annual Meeting?
We have adopted a virtual meeting format for our Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this is an important step both to enhance stockholder access and engagement and to reduce the environmental impact of our Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Our Board has designated Mary Powell, Danny Abajian, and Jeanna Steele as proxy holders. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described under “What matters am I voting on and how does the Board recommend I vote on these proposals?” above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned to a later date, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions before the new date, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 15, 2026. Stockholders may receive materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting and who will bear the cost of this solicitation?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained MacKenzie Partners as our proxy solicitor to assist in the solicitation of proxies for the Annual Meeting and have agreed to pay a fee of $16,500 for these services.
How may my brokerage firm or other nominee vote my shares if I fail to provide timely directions?
Brokerage firms and other nominees, for example, banks or agents, holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on Proposal No. 3, our sole “routine” matter, but brokers and nominees cannot use their discretion to vote “uninstructed” shares with respect to matters that are considered “non-routine.” “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if they are management supported. Accordingly, your broker or nominee may not vote your shares on Proposals Nos. 1 or 2 without your instructions, but may vote your shares on Proposal No. 3.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8‑K (“Form 8-K”) that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the Annual Meeting, we will file a Form 8‑K to publish preliminary results and will provide the final results in an amendment to the Form 8‑K as soon as they become available.

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What is the deadline for stockholders to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 annual meeting of stockholders, the proposal must be mailed to us, and our Corporate Secretary must receive the written proposal at our principal executive offices not later than close of business (5:00 p.m. Pacific Time) on December 16, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to: Sunrun Inc., Attention: Corporate Secretary, 600 California Street, Suite 1800, San Francisco, CA 94108.
Our Restated Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Restated Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our Board, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Restated Bylaws. To be timely for our 2027 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•    not earlier than January 30, 2027; and
•    not later than the close of business on March 1, 2027.
You also may nominate directors for election at an annual meeting of stockholders in accordance with our Restated Bylaws and the universal proxy rules. To nominate a director, the stockholder must provide the information required by our Restated Bylaws and such nominations must be made pursuant to written notice to our Corporate Secretary and received between January 30, 2027 and March 1, 2027.
In the event that we hold our 2027 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2027 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•    the 90th day prior to our 2027 annual meeting of stockholders; or
•    the 10th day following the day on which public announcement of the date of our 2027 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Sunrun will not consider any proposal or nomination that is not timely or otherwise does not meet the requirements of our Restated Bylaws and SEC regulations. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Universal Proxy
In addition to satisfying the foregoing requirements under our Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Availability of Bylaws
A copy of our Restated Bylaws is available on our website at www.sunrun.com on the “Governance Documents” page under the “Investors – Corporate Governance” section. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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Appendix

Definitions
•“Cash Generation” is calculated using reported GAAP financials on an annual basis. The calculation is performed by measuring the change in our unrestricted cash balance between the start of the year and the end of the year from its consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on our consolidated statement of cash flows. We expect to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments). There are no adjustments at management’s discretion. The Board may, at its discretion, adjust the calculation if we pursue extraordinary activities, as is customary for such awards; for instance, adjusting for a transaction that impacts the consolidated accounting treatment of the majority of funds.
•“Customers” represent the cumulative number of Deployments, from the Company’s inception through the measurement date.
•“Customer Additions” represent the number of Deployments in the period.
•“Customer Agreements” refer to, collectively, solar power purchase agreements and solar leases.
•“Deployments” represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems), or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.
•“Gross Earning Assets” is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.
•“Gross Earning Assets Contracted Period” represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.
•“Gross Earning Assets Renewal Period” represents the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

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•“Networked Solar Energy Capacity” represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the Company’s inception through the measurement date.
•“Networked Storage Capacity” represents the aggregate megawatt hour capacity of our storage systems that have been recognized as Deployments, from the company’s inception through the measurement date.
•“Net Earning Assets” represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s Investment Tax Credit safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.
•“Solar Energy Capacity Installed” represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.
•“Storage Capacity Installed” represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.
•“Subscriber Addition” represent the number of Subscribers added in a period.
•“Subscribers” represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Sunrun Inc. — 2026 Proxy Statement	78

Proxy Card

SUNRUN

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 27, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RUN2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 27, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90016-P45746 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNRUN INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Lynn Jurich
02) Alan Ferber
03) John Trinta
04) Leslie Dach
05) Edward Fenster
06) Mary Powell
07) Katherine August-deWilde
08) Sonita Lontoh
09) Craig Cornelius

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory proposal of the compensation of our named executive officers ("Say-on-Pay").	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Sunrun Inc. — 2026 Proxy Statement	79

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

V90017-P45746

SUNRUN INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 28, 2026 at 8:30 a.m. Pacific Time

The undersigned hereby appoints Mary Powell, Danny Abajian and Jeanna Steele, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Sunrun Inc. (the "Company") held of record by the undersigned at the close of business on April 2, 2026, with all powers which the undersigned would possess if present at the 2026 Annual Meeting of Stockholders of the Company to be held on May 28, 2026 at 8:30 a.m. Pacific Time or at any adjournment or postponement thereof. Receipt of the Notice of the 2026 Annual Meeting of Stockholders and Proxy Statement and the 2025 Annual Report is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

Sunrun Inc. — 2026 Proxy Statement	80